UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________________
SCHEDULE 14A
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Securities Exchange Act of 1934

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HERMAN MILLER, INC.

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September 1, 2020

To our shareholders:

Our fiscal 2020 was like nothing we’ve seen before. We began the year with great momentum, executing extremely well against our corporate strategy and generating strong financial performance. Our momentum was demonstrated by sales levels that were 6% ahead of last year and adjusted operating income that was 19%(1) above prior year through the first three quarters of the year.

Moving into the fourth quarter, the rapid spread of COVID-19 brought incredible challenges and heartache. Like so many, we turned our attention to responding to the crisis that was unfolding around the world. Government directives impacted our operations across the globe as we suspended the majority of our manufacturing operations and closed most of our retail studios. Our priorities were centered around protecting the health of our employees and customers, and the health of our business.

We pivoted quickly, activating those facilities that were able to maintain full or partial operations and shifting capacity to produce the most urgently needed products in support of frontline essential and critical infrastructure customers. We quickly created processes for sharing research, best practices, and workspace designs for the changing world. While studios were closed, our Retail business optimized our eCommerce platforms and digital marketing capabilities and accelerated the introduction of a virtual selling tool that enabled us to continue offering personalized, consultative engagements with customers virtually. Our portfolio of products for home offices were in demand as consumers sought high-quality solutions for working from home.

Needless to say, our full-year financial results reflected the fallout from this global pandemic. We finished fiscal 2020 with sales of $2.49 billion, a decrease of 3% from the prior year. We reported a loss per share on a GAAP basis of $0.15 for fiscal 2020, which was significantly impacted by certain impairment, restructuring, and other special charges in the fourth quarter resulting from the impact of COVID-19. On an adjusted basis, we delivered positive earnings per share of $2.61(1) for the full year, which compares to adjusted earnings per share of $2.97(1) in the prior year. Our capital priority of maintaining a durable balance sheet served us well. We closed the year with $454 million of cash on hand to support our business moving forward.

As one of a few companies that has maintained continuous operations for more than 100 years, we have demonstrated our ability to navigate turbulent times. Like previous challenges, we have learned a great deal from this crisis and we will emerge stronger. In fact, I am more confident now than I have ever been in this business, our strategy, and the potential ahead of us. The global economy is beginning to restart, our manufacturing facilities and retail stores and studios are largely re-opened, and our supply base and global dealer networks are healthy.

Even in a changed world, we strongly believe in the power of place to create culture and community, and we enter this “new normal” in a position of unique strength. Our early research shows that people crave the connection, community, and in-person collaboration the workplace experience affords them. In the future, organizations will be challenged to deliver workplace solutions that offer outstanding employee experiences and support culture, innovation, and productivity regardless of where their people choose to work. We have the expertise and solutions to guide our customers as they look to re-imagine their spaces to become safer, smarter, and more engaging collaboration centers. At the same time, we have the channels we need to meet our customers wherever they are, with physical and digital distribution capabilities across the globe to serve both contract and consumer audiences.

The four pillars of our strategy continue to focus the collective efforts of our organization:

•	First, we are being very intentional about unlocking the power of One Herman Miller to fully leverage our amazing portfolio of brands and global capabilities.

•	Second, we are building a customer-centric and digitally enabled business model in both the contract and retail markets.

•	Third, we have a range of initiatives focused on accelerating profitable growth in each of our business segments.

•	Finally, we are reinforcing our commitment to our people, planet, and communities in a more integrated and deliberate way than ever before.

We advanced each of these priorities in a meaningful way in fiscal 2020. We’ve fully aligned our product, operations, and functional teams to new global structures to increase agility and speed across our organization, and we’ve deployed our sales teams to more effectively leverage the power of all our brands. Our customer-first mindset led to the development of several important new digital solutions, including the creation of Scout, a digital platform that helps our contract customers and design partners visualize, search, and select products from across our family of brands for their workspaces. eCommerce platform enhancements such as video and chat capabilities, in addition to new financing options, are helping increase retail conversion rates and proved critical to our virtual customer engagements while stores and studios were closed this spring.

The acquisition of majority interests in HAY and naughtone provided us with two growing design brands—valuable additions as we continue to accelerate profitable growth. Our entry into new markets like gaming, leveraging creative partnerships with industry leaders like Logitech, will extend our reach into new customer segments and generate exciting new opportunities across our family of brands. At the same time, our profitability improvement initiatives in the North America Contract business delivered over $40 million of annual run-rate savings, and we will continue to leverage the learning from this work across our entire business.

We are humbled by the recognition we continue to receive for our efforts to have a positive impact on society, including being named one of Newsweek’s Most Responsible Companies, earning a perfect score for the 13th consecutive year on the Human Rights Campaign Foundation’s Corporate Equality Index, and being recognized as Corporation of the Year by the National Minority Supplier Development Council for companies under $10 billion in sales.

That said, our commitment to our people, planet, and communities is not about awards and recognition. It’s about speaking up for what we know is right and creating opportunities for people everywhere. Most recently, we have been deeply moved by the outcry for racial equality and are holding ourselves accountable in the pursuit of social justice.

I recently joined more than 1,000 CEOs in signing the CEO Action for Diversity & Inclusion Pledge. This is not a competitive issue, it’s a societal issue, and we are committed to working with organizations around the world to advance diversity and inclusion in the workplace. In addition, we are taking action and creating change as part of a movement toward equality in our company, our industry, and our communities. We recently shared our commitments on the “Taking Action” page on our website. You can expect to see and hear more from us as we turn these commitments into reality. We recognize that meaningful change begins at home, and on behalf of all Herman Miller Group employees, I assure you we are committed to doing our part.

There has always been something special about our Herman Miller community, and that spirit is alive and well today. From our manufacturing employees who volunteered to return to work early in the pandemic to support our customers on the front lines, to our employees of color who are leading us in our own journey of understanding and inclusion by so bravely speaking out about their lived realities, to everyone who has sacrificed together to strengthen our business—the heart, soul, and future of Herman Miller Group is stronger than ever because of the incredible people who make up our global community.

Guided by our recently restated purpose and values, we are more unified than at any point in our company history. The strength of each of our brands is immense, but with a shared understanding of why we exist as a family of brands, we can truly unlock the power of One Herman Miller: serving our customers everywhere, driving our growth strategies, returning value to all our stakeholders, and becoming a force for positive change in our communities.

Our purpose, “Design for the good of humankind,” is a simple statement that holds so much meaning. It reflects the ideals we hold closest in all we do: our unique approach to solving whatever problem we face, our commitment to continuous improvement, the ways we lead with kindness and empathy in all our interactions, the high quality and sustainable materials we use to manufacture our products, the reach we can have with the solutions we bring to market, and the inherent idea that we exist as a business for reasons greater than our products and solutions.

Our values provide the framework by which we live our purpose in the way we lead, the way we see one another, and the way we work.

Our Purpose

Design for the good of humankind

Our Values

We are difference-makers.

We create a sense of place.
We strengthen our communities.
We use business as a force for good.

We are all extraordinary.

We seek solutions with infinite curiosity.
We draw strength from our differences.
We deliver meaningful results.

We are better together.

We challenge one another.
We make room for everyone.
We work and win as one.

HermanMillerGroup

The beliefs behind these values represent ideals that connect with people across our family of brands. With these values and our shared purpose as guideposts, we enter this next era in our history assured that Herman Miller Group will continue to create places that matter for our customers and contribute to a better world.

As we reflect on a year of incredible highs and lows, I’d also like to pause to remember our friend and colleague, Barry Griswell, who passed away in June. Barry served on our Board of Directors for 16 years and helped lead us through some very challenging—and very exciting—times. More important than that, though, was Barry’s heart for the underserved and underrepresented. He gave so much of himself to lift up others. He was a role model for me, and business leaders around the world, in terms of corporate stewardship. We are much better because Barry was part of our world, and he will be missed.

Today we move forward. We are confident in our ability to do so with creativity, courage, and commitment. Guided by our purpose, and with a relentless focus on innovation and problem-solving design, we will continue to deliver solutions that meet the needs of people in a changing world, wherever they live, work, learn, heal, and play.

Thank you for being part of our story and coming along on this exciting journey with us.
Andrea (Andi) R. Owen
President and Chief Executive Officer

(1) Non-GAAP measurements; see accompanying reconciliations and explanations.

Notice of Annual Meeting of Shareholders of Herman Miller, Inc.
The Annual Meeting of the Shareholders of Herman Miller, Inc. will be held virtually on October 12, 2020, beginning promptly at 10:30 am EDT. You will be able to listen, vote, and submit questions from any remote location that has Internet connectivity. There will be no physical location. You may participate online by logging in at www.virtualshareholdermeeting.com/MLHR2020 and entering the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Items of Business:

1.	To elect three directors, each for a term of three years.

2.	To ratify the Audit Committee's selection of KPMG LLP as Herman Miller's independent registered public accounting firm for fiscal year 2021.

3.	To approve the Herman Miller, Inc. 2020 Long-Term Incentive Plan.

4.	To vote, on an advisory basis, to approve the annual compensation of the Named Executive Officers.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on August 14, 2020, will be eligible to vote at this year's Annual Meeting.

We encourage each shareholder to vote at your earliest convenience, by one of the following means:
By visiting www.proxyvote.com online
By calling (within the U.S. or Canada) toll-free at 1 800 690 6903; or
By signing and returning your proxy card.

You may also vote at the meeting online by visiting www.virtualshareholdermeeting.com/MLHR2020 and following the instructions. Regardless of whether you expect to attend the virtual meeting online, please vote your shares in one of the ways listed above.

By order of the Board of Directors
Jacqueline H. Rice, General Counsel and Corporate Secretary
September 1, 2020

Herman Miller, Inc.
855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302
Proxy Statement Dated September 1, 2020
This Proxy Statement and the accompanying Proxy, which we are making available to shareholders on or about September 1, 2020, are furnished to the shareholders of Herman Miller, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on October 12, 2020, at 10:30 am EDT. Please note that this year's Annual Meeting will once again be held online rather than in person.

What is a proxy?
A proxy is your authorization for someone else to vote your shares for you in the way you want to vote and allows you to be represented at our Annual Meeting if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system, or use the internet voting system, you are therefore submitting a proxy. As used in this Proxy Statement, the terms “the Company,” “we,” “our” and “us” all refer to Herman Miller, Inc. and its subsidiaries.

What is a Proxy Statement?
A Proxy Statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which we are asking you to vote at our Annual Meeting by proxy and to disclose certain information that may be helpful to you in deciding how to vote.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?
We are furnishing proxy materials to our shareholders primarily online, instead of mailing printed copies of the Proxy Statement and Annual Report. This supports our ongoing commitment to sustainability by reducing the amount of paper needed to circulate the proxy materials while reducing costs associated with mailing the proxy materials to shareholders.

On or about September 1, 2020, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all information contained in this Proxy Statement and the Annual Report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials on how to request to receive your materials in printed form on a one-time or ongoing basis.

Where is this year’s Proxy Statement available electronically?
You may view this Proxy Statement and the 2020 Annual Report electronically by visiting
www.hermanmiller.com/investors/annual-reports/.

Who can vote?
Only record holders of our common stock at the close of business on August 14, 2020 can vote at the Annual Meeting. We refer to that date as the Record Date for the meeting. Each shareholder of record has one vote for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

6 2020 Proxy Statement

What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name on the records of our transfer agent, then you are the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?
If your shares are held in “street name,” follow the instructions provided by your brokerage firm, bank, or other nominee. If your shares are registered directly in your name on our records, you can vote in one of four ways:

•
Online before the Annual Meeting: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for online voting is 11:59 pm EDT, October 11, 2020.

•
By Telephone: Call toll-free 1 800 690 6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice of Internet Availability of Proxy Materials in hand. The deadline for voting by phone is 11:59 pm EDT, October 11, 2020.

•	In Writing: If you received a proxy card, complete, sign, and date the proxy card and return it in the return envelope that we provided with your proxy card.

•	At the Annual Meeting: Log on to www.virtualshareholdermeeting.com/MLHR2020. You will be able to vote electronically and submit questions at this site.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone, or Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the three directors nominated by the Board of Directors; for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 29, 2021; for the approval of the Herman Miller, Inc. 2020 Long-Term Incentive Plan; and for the non-binding advisory proposal to approve the compensation of our Named Executive Officers.

Can I revoke my proxy?
You may revoke a proxy at any time before the proxy is exercised by:

(1) delivering written notice of revocation to the Corporate Secretary of the Company, 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302;

(2) submitting another properly completed proxy card that is later dated;

(3) voting by telephone at a subsequent time;

(4) voting online at a subsequent time; or

(5) voting at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner that your brokerage firm, bank, or other nominee has prescribed.

Herman Miller, Inc., and Subsidiaries 7

How many votes do we need to hold the Annual Meeting?
To carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be in attendance at the Annual Meeting or by proxy.
Shares are counted as in attendance at the meeting if the shareholder has either:

•	submitted a signed proxy card or other form of proxy (through the telephone or internet); or

•	logged into the virtual meeting using their 16-digit control number and voted electronically during meeting.

On the Record Date, there were 58,871,099 shares of common stock issued and outstanding. Therefore, at least 29,435,550 shares need to be present at the Annual Meeting for a quorum to be present.

What matters will be voted on at the meeting?
We are asking you to vote on: (i) the election of three directors to serve three-year terms expiring in 2023; (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 29, 2021; (iii) the approval of the Herman Miller, Inc. 2020 Long-Term Incentive Plan; and (iv) a non-binding advisory proposal on the compensation of our Named Executive Officers, otherwise known as a “say-on-pay” proposal. We describe these matters more fully in this Proxy Statement.

How many votes are needed for each proposal?
A majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. Under the Company’s majority vote standard for the election of directors (included in the Company’s Bylaws and described in more detail below), a nominee must receive a greater number of votes cast “for” his or her election than the number of votes “withheld” with respect to that director’s election in order to be elected. Because the “say-on-pay” vote is advisory, it will not be binding upon the Board of Directors or the Executive Compensation Committee of the Board.

The election of directors and the say-on-pay vote are considered non-routine matters. Consequently, if your shares are held in “street name,” the broker or other form of record holder cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions and broker non-votes, if any, will not be counted as votes cast but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting.

What happens if a nominee is unable to stand for re-election?
The Board may provide for a lesser number of directors or designate a substitute nominee by resolution. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What alternatives do I have in voting on each of the proposals?
Except with respect to the election of directors, you may vote “for,” “against,” or “abstain” on each proposal. In the election of directors, you may vote “for” or “withhold authority to vote for” each nominee.

How can I participate in the Virtual Annual Meeting?
You may attend and participate in the Annual Meeting online at www.virtualshareholdermeeting.com/MLHR2020. You will be able to vote electronically and submit questions during the meeting on this site. You will need the 16-digit control number that you received with your proxy card or Notice of Internet Availability to enter and attend the meeting.

How can I ask questions during the Virtual Annual Meeting?
You may submit questions by logging in to the virtual meeting platform at www.virtualshareholdermeeting.com/MLHR2020, entering your 16-digit control number, typing your question into the "Ask a Question" field, and then clicking "Submit." Questions pertinent to meeting matters will be answered during the meeting, subject to time

8 2020 Proxy Statement

constraints. Inappropriate questions including those not pertinent to the meeting matters, relating to non-public material information, relating to pending litigation, or not otherwise suitable for the conduct of the Annual Meeting will not be addressed. Any questions pertinent to meeting matters, including those that cannot be answered during the meeting due to time constraints, will be posted online and answered at investors.hermanmiller.com/.

How can I get help with technical support during the virtual meeting?
We will have technicians available to assist you with any technical difficulties you may have accessing the virtual meeting. For any technical assistance needed while participating in the Annual Meeting of Shareholders, please contact our virtual meeting service provider at 1 855 449 0991 (US) or +1 720 378 5962 (International).

Where do I find the voting results of the meeting?
We will announce voting results at the Annual Meeting if available. We will also disclose the voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be Held on October 12, 2020
This Proxy Statement along with our Annual Report are available at www.hermanmiller.com/investors/annual-reports. You may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2020, as filed with the SEC, without charge upon written request to the Corporate Secretary of the Company, Herman Miller, Inc., 855 East Main Street, P.O. Box 302, Zeeland, Michigan 49464-0302.

Herman Miller, Inc., and Subsidiaries 9

Financial Highlights from Fiscal 2020
Company Performance
Net sales in fiscal 2020 of $2.49 billion reflected a decrease of 3.1% from the prior fiscal year. On an organic basis, which adjusts for changes in foreign currency translation rates and acquisitions, net sales decreased by 6.6%(1) compared to last fiscal year. The mid-year acquisitions of majority interests in HAY and naughtone added two leading global design brands to the Herman Miller portfolio and contributed $93 million to consolidated net sales in fiscal 2020.

Prior to the disruption resulting from the COVID-19 pandemic, net sales through the first three quarters of fiscal 2020 were 6.0% higher than the prior year. The temporary shutdown of manufacturing operations and retail studios as part of global efforts to contain the virus resulted in a net sales decline of 29.1% in the fourth quarter relative to the fourth quarter of fiscal 2019. While the challenging fourth quarter resulted in lower sales levels compared to the prior year for each of our business segments on a full year basis, net sales for our International segment were nearly 8% higher than last year (down 3.5%(1) organically), while our North America and Retail segments were both approximately 6% higher than last year through the first three quarters of the fiscal year.

Gross margin of 36.6% was 40-basis points higher than the prior fiscal year. Net pricing realization and favorable commodity trends over the full year helped offset the challenge of lower manufacturing production leverage in the fourth quarter related to lower shipping volumes as a result of the temporary manufacturing shutdowns. Operating expenses of $717 million were essentially flat compared to the prior year. Including impairment, restructuring, and special charges of $244 million (primarily associated with the impact of COVID-19 on the business), the Company reported an operating loss of $38 million for the fiscal year on a GAAP-basis. Excluding impairment, restructuring, and other special charges, the Company delivered operating income of $206(1) million, reflecting an adjusted operating margin of 8.3%(1) for the fiscal year. The Company reported a loss per share of $0.15 on a GAAP-basis and adjusted earnings per share of $2.61(1), which compared to prior year reported earnings per share of $2.70 and adjusted earnings per share of $2.97(1), respectively.

Operating cash flow of $222 million for the year increased by $6 million over the prior year. These cash flows were deployed during the fiscal year to fund capital expenditures of $69 million to support the business, invest $111 million in the step-acquisitions of HAY and naughtone, repurchase $27 million of company shares, and pay dividends totaling $36 million.

(1) Non-GAAP measurements; see accompanying reconciliations and explanations.

10 2020 Proxy Statement

Proposal #1 - Election of Directors
The Board of Directors of the Company has nominated Mary Vermeer Andringa, Andi R. Owen, and Candace S. Matthews, for election as directors to serve three-year terms expiring at the 2023 annual meeting. Ms. Andringa and Ms. Owen are both incumbent directors previously elected by our shareholders. Ms. Matthews was appointed to our Board on August 21, 2020. The Board approved each of the nominees following the recommendation of our Governance and Corporate Responsibility Committee.

More information about the nominees, as well as directors who will continue in office following the annual meeting, is below. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. If any of the nominees becomes unavailable, which we do not anticipate, then the Board of Directors may designate substitute nominees at its discretion, in which event your proxy will be voted for such substituted nominees unless you have withheld authority to vote for directors. Shares cannot be voted for a greater number of people than the number of nominees named.

Our Bylaws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election at the meeting. An election is considered contested if the number of nominees exceeds the number of directors to be elected at that meeting.

In an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Against Vote”) is required to promptly tender his or her resignation. Abstentions and broker non-votes are not counted as votes cast either “for” or “withheld” with respect to that director’s election. The Governance and Corporate Responsibility Committee of the Board will then promptly consider the resignation submitted by a director receiving a Majority Against Vote, and that Committee will recommend to the Board whether to accept or reject the tendered resignation.

The Board must act on the Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and the reasons for rejecting the tendered resignation if applicable. Any director who tenders a resignation pursuant to those procedures may not participate in the Committee recommendation or the Board consideration regarding whether to accept the tendered resignation.

The Board of Directors currently consists of 10 directors, nine of whom are independent. The maximum number of directors for the Board is thirteen. Our Bylaws require that directors be divided into three classes, each class to be as nearly equal in number as possible. Members of each class hold office until the third succeeding annual meeting following their election and until their successors are duly elected and qualified or until their removal or resignation.

The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

Information about the Nominees and Directors
Certain information with respect to the nominees for election at Annual Meeting, as well as each of the other directors, is included on the following pages, including their names, ages, a brief description of their recent business experience (including present occupations and employment), certain directorships that each person held during the last five years, and the year in which each person became a director of the Company. We also have included additional information about each director describing some of the specific experiences, qualifications, attributes, or skills that each director possesses which the Board believes has prepared them to be effective directors.

Herman Miller, Inc., and Subsidiaries 11

Nominees for Election as Directors for Terms to Expire in 2023

Mary Vermeer Andringa, Age 70, Director since 1999

Principal Occupation(s) During Past Five Years:
Chair of the Board, Vermeer Corporation since 2015
CEO and Chair of the Board, Vermeer Corporation, 2014 to 2015
President and CEO, Vermeer Corporation, 2003 to 2014
Other Public Directorships: None

Ms. Andringa has been an executive officer of Vermeer Corporation, a leading manufacturer of agricultural, construction, environmental, and industrial equipment located in Pella, Iowa since 1989. She served as President and Chief Executive Officer of Vermeer from 2003 to 2014. At that time, she became Chief Executive Officer and Chair of the Board. She transitioned exclusively to Chair of the Board in 2015. Ms. Andringa's tenure with Vermeer has spanned the gamut of functional expertise from marketing to international sales and acquisitions. With over 30 years of manufacturing experience, Ms. Andringa is past Chair of the National Association of Manufacturers which represents over 14,000 US-based manufacturing entities. Ms. Andringa served as the co-chair for the B20 Task Force for Small and Medium Enterprises from 2014 to 2018. The B20 is a group of business leaders from the G20 countries who develop and advise the political leaders for the G20 on proposals to improve global growth.
Ms. Andringa's experience as a Chief Executive Officer coupled with her focused efforts on lean manufacturing and continuous improvement initiatives, as well as her involvement in international product sales and distribution, provide an important resource to management and the Board of Directors.

Andi R. Owen, Age 55, Director since 2018

Principal Occupation(s) During Past Five Years: President and CEO, Herman Miller, Inc. since 2018 Global President, Banana Republic, 2014 to 2017 Executive Vice President, GAP Global Outlet, 2010 to 2014	Other Public Directorships: Taylor Morrison Home Corporation

Ms. Owen serves as the Company’s President and Chief Executive Officer, effective as of August 22, 2018. Prior to joining Herman Miller, she served a 25-year career at Gap Inc., where she most recently acted as Global President of Banana Republic, leading 11,000 employees in over 600 stores across 27 countries.

Ms. Owen is the only member of Company management on the Board of Directors. She has developed a diversified skill set that aligns with the strategic direction of Herman Miller today, ranging from digital and omni-channel transformation to design, development, and supply chain management, making her an important contributor to the Board.

Candace S. Matthews, Age 61, Director since 2020

Principal Occupation(s) During Past Five Years: Chief Reputation Officer, Amway since 2019 Regional President Americas, Amway, 2014 to 2020 Chief Marketing Officer, Amway, 2007 to 2014	Other Public Directorships: Société Bic S.A.

Ms. Matthews is the Chief Reputation Officer of Amway Corporation, a leading health and wellness company and the world’s largest in the direct selling channel. Her tenure at Amway includes serving as Regional President Americas from 2014 to 2020 and Chief Marketing Officer from 2007 to 2014. Ms. Matthews has over 20 years of leadership experience across a variety of highly competitive consumer-product industries, including L’Oréal S.A., the Coca-Cola Company, CIBA Vision Corporation, Bausch + Lomb, Procter & Gamble, and General Mills. She currently sits on the Board of Directors of Société Bic S.A., having been appointed in 2017.

Ms. Matthews’ extensive experience in corporate social responsibility, consumer marketing, and brand management will bring significant expertise as we continue to accelerate our focus on strategic growth and culture building objectives.

12 2020 Proxy Statement

Directors Whose Terms Expire in 2021

David A. Brandon, Age 68, Director since 2011

Principal Occupation(s) During Past Five Years: Chairman and CEO, Toys "R" Us, Inc., 2015 to 2018 Director of Intercollegiate Athletics, University of Michigan, 2010 to 2014	Other Public Directorships: Domino's Pizza, Inc. DTE Energy Company

Mr. Brandon is the former Chairman and Chief Executive Officer of Toys "R" Us, Inc., a retailer of toys and juvenile products. Mr. Brandon joined Toys "R" Us in 2015 and officially left the company in May 2018. On September 18, 2017, Toys "R" Us filed a voluntary petition for relief under the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (Richmond Division). Mr. Brandon served as the director of Intercollegiate Athletics at the University of Michigan from 2010 to 2014. Prior to that, he served as Chairman and Chief Executive Officer of Domino's Pizza, Inc., and as President and Chief Executive Officer of Valassis, Inc. from 1989 to 1998, and Chairman of its Board of Directors from 1997 to 1998.

Mr. Brandon's years of experience as a Chief Executive Officer of several publicly traded companies, his experience in global brand management, and his for-profit and non-profit board service bring a unique perspective to the Board of Directors.

Douglas D. French, Age 66, Director since 2002

Principal Occupation(s) During Past Five Years: Managing Director, Santé Health Ventures since 2007	Other Public Directorships: None

Mr. French has served as the founding partner of Santé Health Ventures, an early-stage healthcare venture fund, since 2007. Prior to joining Santé Health Ventures, he served as the President and Chief Executive Officer of Ascension Health, the largest not-for-profit health system in the US Mr. French has also served as CEO for St. Mary's Medical Center and St. Vincent Health System, both of Midwest Indiana. He has more than three decades of health management experience, including serving as a director for numerous public and private companies.

Mr. French's governance experience, as well as his leadership roles and expertise in the health management industry, provides a valuable resource to management and the Board of Directors.

John R. Hoke III, Age 55, Director since 2005

Principal Occupation(s) During Past Five Years: Chief Design Officer, Nike, Inc. since 2017 Vice President, Nike Global Design, 2010 to 2017	Other Public Directorships: None

Since joining Nike, Inc., a marketer of athletic footwear, apparel, equipment, accessories, and services, in 1993, Mr. Hoke has led the communication of Nike's culture of creativity internally and externally. He is currently the Chief Design Officer of Nike, Inc., having previously served as Vice President of Global Design, inspiring and overseeing an international team of designers. Mr. Hoke also serves as a director to several not-for-profit organizations relating to art and design.
Mr. Hoke's design expertise, both domestically and internationally, including his leadership role in a major, global enterprise, brings additional, insightful perspective to our Board of Directors.

Herman Miller, Inc., and Subsidiaries 13

Directors Whose Terms Expire in 2021 (continued)

Heidi J. Manheimer, Age 57, Director since 2014

Principal Occupation(s) During Past Five Years: Executive Chairman, Surratt Cosmetics LLC since 2017 Independent Consultant, 2015 to 2017 Chief Executive Officer, Shiseido Cosmetics America, 2006 to 2015	Other Public Directorships: None

Ms. Manheimer is the Executive Chairman of Surratt Cosmetics LLC, a customizable beauty products and cosmetics company. Ms. Manheimer served as the Chief Executive Officer of Shiseido Cosmetics America, a global leader in skincare and cosmetics, from 2006 to 2015, as President of US Operations from 2002 to 2006, and as Executive Vice President and General Manager from 2000 to 2002. Prior to that she spent seven years at Barney's New York and seven years at Bloomingdales in the beauty care divisions, rising to senior leadership positions within each company. Ms. Manheimer currently sits on the Board of Directors of Burton Snowboards having been appointed in 2006. For many years, she has served on nonprofit and trade association boards, and she was elected Chairwoman of the Cosmetic Executive Women Foundation in 2014.

Ms. Manheimer’s extensive experience as a senior executive in the retail industry, experience with both ecommerce and international business practices, and service as a board member for both profit and nonprofit businesses provide a valuable resource to management and the Board of Directors.

14 2020 Proxy Statement

Directors Whose Terms Expire in 2022

Lisa A. Kro, Age 55, Director since 2012

Principal Occupation(s) During Past Five Years: Chief Financial and Administrative Officer, Ryan Companies since 2019 Co-Founder, Managing Director, Mil City Capital L.P., 2010 to 2018	Other Public Directorships: None

Ms. Kro is the Chief Financial and Administrative Officer at Ryan Companies, a national real estate services company. From 2010 to 2018 she co-founded and was Managing Director at the private equity firm Mill City Capital. From 2004 to 2010, Ms. Kro was the Chief Financial Officer and a Managing Director of Goldner Hawn Johnson & Morrison, also a private equity firm. Prior to joining Goldner Hawn, she was a partner at KPMG LLP, an international public accounting firm.

Ms. Kro's service in auditing, as well as her experience in the finance and capital environments, enable her to contribute to a number of financial and strategic areas of the Company. Her experience on other boards, including previous service as the financial expert on the Audit Committee of another publicly traded company, contributes to the oversight of the company's financial accounting controls and reporting.

Michael C. Smith, Age 50, Director since 2019

Principal Occupation(s) During Past Five Years: President and Chief Operating Officer, Stitch Fix, Inc. since 2012	Other Public Directorships: Ulta Beauty, Inc.

Mr. Smith is the President and Chief Operating Officer of Stitch Fix, an online personal styling platform with more than 2.9 million clients. Mr. Smith has been an innovative leader in the digital and fast-paced online consumer sectors for more than 15 years, with leadership positions in eCommerce, operations, customer experience, and finance. He joined Stitch Fix in 2012 and was instrumental in helping to scale the business from a small start-up to the innovative public company it is today. Mr. Smith leads all operations for the company, including the Styling, Merchandising, and Customer Experience Teams.

Mr. Smith's expertise and passion for building smart, efficient, and customer-centric online experiences will help us improve our customer experience initiatives and growth of our global businesses.

Michael A. Volkema, Age 64, Director since 1995

Principal Occupation(s) During Past Five Years: Chairman of the Board, Herman Miller, Inc. since 2000	Other Public Directorships: Wolverine Worldwide, Inc.

Mr. Volkema has been Chairman of the Board of Directors of Herman Miller, Inc. since 2000, serving as non-executive Chairman since 2004. He also served as CEO and President of the Company from 1995 to 2004. Mr. Volkema has more than 30 years of experience as a senior executive in the home and office furnishings industry. This experience includes corporate leadership, branded marketing, international operations, and public company finance and accounting through audit committee service.

Mr. Volkema is a key contributor to the Board based upon his knowledge of the Company's history and culture, operational experience, board governance knowledge, service on boards of other publicly held companies, and industry experience.

The Governance and Corporate Responsibility Committee has not received any nominations from any of our shareholders in connection with our 2020 Annual Meeting.

Herman Miller, Inc., and Subsidiaries 15

Corporate Governance and Board Matters
Board Governance Guidelines
Our Board of Directors is committed to sound and effective corporate governance practices, ethical conduct, and strong oversight of corporate risk management, and compensation. These practices reflect the Board's long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines ("Guidelines"). These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board Committee composition and responsibilities, and other corporate governance matters. Under the Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the NASDAQ National Markets. Our Guidelines also require the Board to have, among other Committees, an Audit Committee, an Executive Compensation Committee, and a Governance and Corporate Responsibility Committee, and that each member of those Committees qualifies as an independent director under the NASDAQ listing standards. Our Guidelines, as well as the charters of each of the foregoing Committees, are available for review on our website at www.hermanmiller.com/governance.

Leadership Structure
The Guidelines, with respect to the position of Chief Executive Officer (“CEO”) and Chairperson, state that “the Board believes the roles of CEO and Chairperson should normally be separated. If the positions are combined, the Board will closely monitor the performance and working relationship between the CEO/Chairperson and the Board and will establish a Lead Director to act as a liaison between directors and the CEO/Chairperson and who chairs meetings of the independent directors.” Consistent with our Guidelines, the roles of CEO and Chairperson are currently separate. Mr. Volkema currently serves as Chairman of the Board. As Mr. Volkema is not an employee of the Company, he serves as a non-executive Chairman.

The Board's Role in Risk Oversight
The Company's management annually engages in an enterprise risk management process, the key output of which is a series of risk matrices intended to identify and categorize strategic risks. The matrices also identify (1) those members of senior management who are responsible for monitoring each major risk, and (2) whether that risk is reviewed by the Board or a Committee of the Board. The development of the matrices is facilitated by our Business Risk Group (the internal audit function of the Company), through discussions with executive and senior management. Management and the Business Risk Group annually review and discuss the (1) risk assessment process, (2) top enterprise risks, and (3) mitigation plans to address the top enterprise risks with the Audit Committee and full Board.

During the past fiscal year, the Business Risk Group reviewed our compensation policies and practices to determine if those policies or practices are reasonably likely to have a material adverse impact on the Company. The Business Risk Group conducted its review and provided a report to the Audit Committee in July 2020. In conducting its review of the compensation plans, the Audit Committee considered both the structure of the compensation plans and the presence of risk mitigating features such as caps, multi-year earning requirements, vesting provisions, and clawback provisions. Based on the evaluation, the Audit Committee concurs with management's determination that our compensation policies and practices are not reasonably likely to create a material adverse impact on the Company.

Under the Guidelines, the Board of Directors is responsible for evaluating CEO performance, monitoring succession planning, reviewing the Company's major financial objectives, evaluating whether the business is being properly managed, and overseeing the processes for maintaining the integrity of the Company with respect to our financial statements, public disclosures, and compliance with laws. The Board has delegated the primary oversight for managing the risk with respect to some of these to various Board Committees as described in the Committee charters.

Code of Conduct
Our Board has adopted a Code of Conduct that applies to all our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at www.hermanmiller.com/legal/corporate-code-of-conduct. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed on our website. The Code of Conduct was last materially modified in

16 2020 Proxy Statement

December 2015. The Code of Conduct is reviewed annually; there were no modifications to or waivers of the code in fiscal 2020. The Code of Conduct meets the requirements of the NASDAQ listing standards.

Determination of Independence of Board Members
As required by our Guidelines, our Board has determined that each of our directors, other than Ms. Owen, qualifies as an “Independent Director,” as defined in the NASDAQ listing standards, and that none of those independent directors has a material relationship with the Company. The Board's determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member's relationship with the Company and taking into consideration the definition of “Independent Director” under the NASDAQ rules.
Our Board also determined that each member of the Audit Committee, Governance and Corporate Responsibility Committee, and Executive Compensation Committee, meets the independence requirements applicable to those Committees as prescribed by the NASDAQ listing standards and, as to the Audit Committee, the applicable rules of the SEC.

Meeting Attendance
Each of our directors is expected to attend all meetings of the Board and applicable Committee meetings, and directors are encouraged to join the webcast for the Annual Meeting. All of our then-current directors did so for our 2019 Annual Shareholders Meeting. During fiscal 2020, the Board held four meetings; each director attended at least 90% of the aggregate number of meetings of our Board and Board Committees on which they served. Consistent with the requirements of our Guidelines, the independent members of our Board met in executive sessions without the presence of management at the conclusion of each regularly scheduled Board meeting.

Communications with the Board
Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.

Director Nominations
Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year's Annual Meeting of Shareholders and, with respect to any special meeting of shareholders, written notice must be provided no later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws; (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy; (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a Proxy Statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person's written consent to be named in the Proxy Statement as a nominee and to serve as a director if elected), and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K; and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.

Our Governance and Corporate Responsibility Committee is responsible for reviewing the qualifications and independence of the members of the Board. To meet the needs of the Company in a rapidly changing environment, the

Herman Miller, Inc., and Subsidiaries 17

Guidelines explain that the Company requires a high-performance Board of Directors whose members subscribe to our values and meet the specific resource needs of the business. To that end, the Governance and Corporate Responsibility Committee considers a number of factors it deems appropriate when considering candidates for the Board; such factors may include experience and knowledge of the Company's history and culture; technical experience and backgrounds such as manufacturing, design, marketing, technology, finance, management structure, and philosophy, experience as a senior executive of a public company; and diversity. The Governance and Corporate Responsibility Committee may also consider experience in a variety of industries in annually assessing and reviewing the current slate of directors and potential director candidates as the need arises. The Governance and Corporate Responsibility Committee is responsible for assessing the appropriate skills and characteristics required of Board members. These factors, and others as considered useful by the Governance and Corporate Responsibility Committee or the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As referenced above, the Board has appointed Ms. Matthews to the Board on August 21, 2020, based upon the recommendation of management, and her excellent attributes and qualifications, including her broad range of experience and specific focus on corporate social responsibility, sustainability, and diversity and inclusion.

A shareholder may also make a recommendation to the Governance and Corporate Responsibility Committee regarding any individual that the shareholder desires the Committee to consider for possible nomination as a candidate for election to the Board. The Board believes that all candidates, including those that shareholders recommend, should be evaluated in the same manner.

Under our Bylaws and Governance Guidelines, no person may be elected as a director after he or she attains age 72, and a director who attains age 72 while in office is required to tender his or her written resignation, which resignation shall be effective as of (or no later than) the annual meeting of shareholders at or immediately after such person attains age 72.

18 2020 Proxy Statement

Board Committees
Our Board has four standing Committees. Committee responsibilities are detailed in written charters. These charters are available on our website at www.hermanmiller.com/charters. The Committees are as follows:

Governance and Corporate Responsibility Committee
We have a Governance and Corporate Responsibility Committee (previously referred to as the Nominating and Governance Committee) comprised of Mary Vermeer Andringa (chair), John R. Hoke III, and Candace S. Matthews. The Governance and Corporate Responsibility Committee develops and recommends governance standards and policies and board compensation to the Board, including that of the Chairman of the Board. In addition, the Committee identifies and recommends candidates for election to the Board. The Committee also reviews and assesses the effectiveness of the Company's goals and objectives relating to environmental, social, and governance responsibility, stewardship, and sustainability practices, and recommends to the Board such measures and actions deemed appropriate by the Committee. The Committee met four times during the last fiscal year.

Audit Committee
We have an Audit Committee comprised of Lisa A. Kro (chair), Heidi J. Manheimer, and Michael C. Smith. The Board has determined that Ms. Kro is qualified as an “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This Committee, composed entirely of independent directors under the applicable listing standards of the NASDAQ listing requirements, as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management's reporting practices, internal controls, and risk management on behalf of the Board of Directors, including overseeing and regularly evaluating (quarterly) the Company's cybersecurity risks, which are regularly reported to and discussed among members of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the last fiscal year.

Executive Compensation Committee
We have an Executive Compensation Committee comprised of David A. Brandon (chair), Douglas D. French, and Heidi J. Manheimer. The Executive Compensation Committee recommends the annual executive incentive plan and the annual compensation of our Chief Executive Officer and President to the Board, approves the annual compensation and executive incentive plan for other executive officers, approves the grants of employee equity awards, and acts as the administrative Committee for our equity-based compensation plans. A description of the Committee's processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Discussion and Analysis - Executive Summary” in this Proxy Statement. The Committee met four times during the last fiscal year.

Executive Committee
We have an Executive Committee comprised of Michael A. Volkema (chair), Mary Vermeer Andringa, David A. Brandon, and Lisa A. Kro. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The Committee met seven times during the last fiscal year.

Executive Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee is or has been an officer or employee of the company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the company has ever served as a member of the Board of Directors or compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Executive Compensation Committee.

Herman Miller, Inc., and Subsidiaries 19

Proposal #2 - Ratification of Audit Committee's Selection of Independent Registered Public Accounting Firm
Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 29, 2021. Representatives of KPMG LLP will participate in the Annual Meeting of Shareholders and will be available to respond to appropriate questions submitted in advance. Shareholders may submit questions in advance online at www.virtualshareholdermeeting.com/MLHR2020. The KPMG LLP representatives will have the opportunity to make a statement if they so desire.

The Audit Committee approved the engagement of KPMG as the Company’s independent registered public accounting firm for purposes of auditing our financial statements effective June 2, 2019 for fiscal 2020. This selection resulted in the dismissal of Ernst & Young LLP (“E&Y”), which had served in that role, effective upon the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2019.

The audit reports of E&Y on the consolidated financial statements of the Company as of and for the fiscal year ended June 1, 2019, did not contain an adverse opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s recent fiscal year ended June 1, 2019, and the subsequent interim period through July 30, 2019, the effective date of E&Y’s dismissal (the “Relevant Period”), (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures that, if not resolved to satisfaction of E&Y, would have caused E&Y to make reference to the subject matters of the disagreement in its report, and (ii) there were no reportable events (as defined in item 304(a)(1)(v) of Regulation S-K).

During the Relevant Period, neither the Company nor anyone acting on our behalf consulted KPMG LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was produced to the Company that KPMG LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in item 304(a)(1)(v) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of KPMG LLP, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee. This ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast on this proposal. Unless otherwise instructed by you, brokers, banks, and other street name holders will have the discretionary authority to vote your shares on this matter.

The Board of Directors recommends a vote FOR this proposal to ratify the appointment of KPMG LLP as our company’s independent registered public accounting firm for Fiscal 2021.

20 2020 Proxy Statement

Disclosure of Fees Paid to Independent Auditors
The following table summarized the aggregate fees billed to us by E&Y for the fiscal year ended June 1, 2019, and KPMG LLP for the fiscal year ended May 30, 2020.

Fiscal Year Ended (in millions)	June 1, 2019	May 30, 2020
Audit Fees (1)	$2.2	$2.6
Audit Related Fees	0.1	—
Tax Fees (2)	—	0.3
Total	$2.3	$2.9

(1)
Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included in our Annual Report on Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports on Form 10-Q, and services in connection with statutory and regulatory filings.

(2)	Includes fees billed for tax compliance, tax advice, and tax planning.

Our Audit Committee has adopted a policy for pre-approving services performed by our independent registered accounting firm and other firms. This policy requires the Audit Committee's pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Herman Miller, Inc., and Subsidiaries 21

Report of the Audit Committee
Our Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company; the audits of our financial statements and Management’s assessment of internal controls; the qualifications of the public accounting firm engaged as the Company’s independent registered public accounting firm; and the performance of our internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is available on our website at www.hermanmiller.com/content/dam/hermanmiller/documents/investors/audit_committee_charter.pdf. The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Our independent registered public accounting firm, KPMG, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with US Generally Accepted Accounting Principles (GAAP). KPMG, LLP is also responsible for auditing and providing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee of the Herman Miller Inc. Board of Directors (“Committee” or “we”) has reviewed and discussed with Management and KPMG, LLP the Company’s audited financial statements for the year ended May 30, 2020, Management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and KPMG, LLP’s evaluation of our internal controls over financial reporting.

The Committee has discussed with KPMG, LLP the results of the independent auditors’ examinations and the judgments of the independent auditors concerning the quality, as well as the acceptability, of the Company’s accounting principles and such other matters that we are required to discuss with the independent auditors under applicable rules, regulations, or generally accepted auditing standards, including the matters required to be discussed by applicable rules of the Public Company Accounting Oversight Board (PCAOB). We have also received and reviewed the written disclosures and the letter from KPMG, LLP per the applicable requirements of the PCAOB regarding KPMG, LLP's communications with the Audit Committee around independence and we have discussed with KPMG, LLP their independence including a consideration of the compatibility of non-audit services with their independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Form 10-K Report for the year ended May 30, 2020, and we selected KPMG, LLP as the independent auditor for fiscal year 2021. The Board is recommending that shareholders ratify that selection at the annual meeting.

Lisa A. Kro (Chair)	Heidi J. Manheimer	Michael C. Smith

22 2020 Proxy Statement

Proposal #3 - Proposal to Approve the Herman Miller, Inc. 2020 Long-Term Incentive Plan
The Board has adopted, subject to shareholder approval, the 2020 Long-Term Incentive Plan (the "Plan"). The Plan will replace our existing Long-Term Incentive Plan approved by our shareholders in 2011. Upon approval of the Plan, no additional awards will be granted under the previous plan. No awards under the Plan have been granted or will be granted unless and until the Plan is approved by shareholders at the Annual Meeting. The Plan provides for the grant of a variety of equity-based awards, described in more detail below, such as stock options, including incentive stock options as defined in section 422 of the Internal Revenue Code as amended (the "Code"), stock appreciation rights, restricted stock and restricted stock units, performance stock units, and other stock-based awards. A copy of the Plan is attached as Appendix I to this Proxy Statement.

Description of the Plan
The following paragraphs summarize the material features of the Plan. The full text of the Plan is included as Appendix I to this Proxy Statement.

Administration
The Plan is administered by the Executive Compensation Committee of the Board (the "Committee"), which is required to consist of no fewer than three non-employee directors, as defined in Rule 16b-3(b)(3) of the Securities Exchange Act of 1934. The Committee determines who may participate in the Plan; the types of awards (or combinations thereof) to be granted; the number of shares of common stock to be covered by each award; the terms and conditions of any award, such as conditions of forfeiture, transfer restrictions; and vesting requirements.

Eligibility
The Plan authorizes awards to non-employee directors and all employees of the Company or its subsidiaries.

Shares Available for Issuance
As of August 14, 2020, under the 2011 Long-Term Incentive Plan, there were 272,670 shares of common stock available for the grant of future awards; 1,762,380 stock options outstanding with a weighted exercise price of $24.96 and a weighted average remaining term of 9.1 years; and 680,380 full-value awards outstanding. The 272,670 shares remaining available for grant will be rolled into the 2020 Long-Term Incentive Plan upon shareholder approval. Subject to certain adjustments, the maximum number of shares that may be issued under the Plan is 7,182,670 shares.

Any shares subject to an award that terminates without the issuance of the shares, including awards that are settled in cash in lieu of shares, will be available again for issuance under the Plan and will increase the total number of shares available for grant by (a) two shares if such share is subject to a Full Value Award and (b) one share if such share was subject to any other type of award. The number of shares available for issuance under the Plan will not, however, be increased by the number of shares that are (1) tendered by the participant or withheld by the Company in payment of the purchase price of an option, (2) tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award, (3) purchased by the Company with proceeds received from the exercise of an option, (4) subject to a stock appreciation right that is not issued in connection with the stock settlement of that right upon its exercise, (5) subject to the cancellation of a stock appreciation right granted in tandem with an option upon the exercise of the option, and (6) subject to the cancellation of an option granted in tandem with a stock appreciation right upon the exercise of that right.

The maximum number of shares of common stock that may be subject to any Full Value Award under the Plan to any one employee during any fiscal year may not exceed 250,000 shares. Also, the maximum number of shares of common stock that may be subject to any award under the Plan that is not a Full Value Award to any one employee during any fiscal year may not exceed 500,000 shares. All limitations are subject to adjustment from time to time in accordance with the provisions of the Plan. In addition, there is a maximum annual limit of 40,000 shares of common stock that may be subject to any award granted to a non-employee director.

Types of Awards
The following types of awards may be granted under the Plan.

Herman Miller, Inc., and Subsidiaries 23

An "Option" is a contractual right to purchase a number of shares at a price determined at the date the option is granted. The exercise price included in both incentive stock options and nonqualified stock options must equal at least 100% of the fair market value of our stock at the date of the grant. The Plan prohibits the repricing of options. Subject to these limitations, options will be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the option agreement.

A "Stock Appreciation Right" is an award with the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the stock appreciation right and the prevailing market price of the Company's common stock at the time of exercise. As with options, the per share exercise price for a stock appreciation right may not be less than 100% of the fair market value of our stock on the date of grant. The Plan prohibits the repricing of stock appreciation rights. Except as otherwise provided in the Plan, stock appreciation rights may not be exercised prior to the first anniversary of the date they are granted. Subject to these limitations, stock appreciation rights will be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee on the date the award is made.

"Restricted Stock" is an award of common stock granted to an employee for no or nominal consideration. A recipient of a restricted stock award will have all the rights of a shareholder, including the right to vote, and receive dividends once the Restricted Stock becomes vested. In general, shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified vesting period and/or the attainment of specified company performance objectives.

"Restricted Stock Unit" is an award representing the right to receive, in cash and/or shares of common stock, subject to certain conditions such as continuing employment and/or the achievement of specified performance or other objectives.

“Performance Stock Unit” is an award of the right to receive stock or cash of an equivalent value at the end of the designated performance period upon the attainment of specified performance goals. Performance Awards are a type of award where the grant, exercise, and/or settlement of such award is contingent upon the achievement of pre-established performance goals and other terms established by the Committee.

An "Other Stock-Based Award" is any other award that may be granted under the Plan that is valued in whole or in part by reference to or is payable in or otherwise based, on common stock.

Forfeiture of Awards
Awards may be subject to forfeiture by participants to the extent a participant violates or breaches any agreement between the participant and the Company or any company policy or procedure, including our Code of Conduct. Awards may be subject to forfeiture if a participant is terminated for cause. Awards under the Plan are subject to mandatory repayment by a participant to the extent that participant is or becomes subject to any company clawback or recoupment policy or any law or regulation that imposes mandatory recoupment.

Termination of Employment
The award agreement will specify the terms relating to the exercise, vesting, settlement, cancellation, or forfeiture, including the terms relating to the satisfaction of performance goals and the termination of the vesting period or performance period, of an award based on the reasons for termination.

Amendment or Termination of the Plan
The Board may at any time amend, discontinue, or terminate all or any part of the Plan. No amendment may be made without shareholder approval that would increase the aggregate number of shares of common stock that may be issued under the Plan, change the definition of employees eligible to receive awards under the Plan, or otherwise materially increase the benefits to participants in the Plan. Except as required by law, the termination or any amendment of the Plan may not impair the rights of any participant without his or her consent.

24 2020 Proxy Statement

Federal Tax Consequences
The following summarizes the consequences of the grant and acquisition of awards under the Plan for federal income tax purposes, based on management's understanding of existing federal income tax laws. This summary is necessarily general in nature and does not purport to be complete. Also, state and local income tax consequences are not discussed and may vary from locality to locality. The exact federal income tax treatment of transactions under the Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options
Plan participants will not recognize taxable income at the time an option is granted under the Plan unless the option has readily ascertainable market value at the time of grant. Management understands that options to be granted under the Plan will not have readily ascertainable market value; therefore, income will not be recognized by participants before the time of exercise of an option. For Nonqualified Stock Options, the difference between the fair market value of the shares at the time an option is exercised and the option price generally will be treated as ordinary income to the optionee, in which case the Company will be entitled to a deduction equal to the amount of the optionee's ordinary income.

Stock Appreciation Rights
Upon the grant of stock appreciation right ("SAR"), the participant will realize no taxable income, and the Company will receive no deduction. Upon the exercise of the stock appreciation right, the value of the shares and/or cash received is generally taxable to the participant as ordinary income, and the Company generally will be entitled to a corresponding tax deduction. If the stock appreciation right is settled in shares of common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

Restricted Stock
Recipients of shares of restricted stock that are not transferable and are subject to substantial risk of forfeiture at the time of grant will not be subject to federal income taxes until the lapse or release of the restrictions or sale of the shares, unless the recipient files a specific election under the Code to be taxed at the time of grant. The recipient's income and the Company's deduction will be equal to the excess of the then fair market value (or sale price) of the shares less any purchase price. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse or are released will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse or are released). Dividends paid in cash and received by a participant prior to the time the restrictions lapse or are released will constitute ordinary income to the participant in the year paid and the Company will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock may be treated as an award of additional restricted stock subject to the tax treatment described herein.

Restricted Stock Units
No taxable income is realized by a participant upon the grant of restricted stock unit ("RSU") awards. Upon distribution of the shares subject to the award or payment of cash, the participant would recognize ordinary income based upon the fair market value of the shares at the time the stock is delivered or in the amount of cash received by the participant. The Company will be entitled to a deduction at the time and in the amount that the participant recognized ordinary income. If the RSUs are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Stock Units
Participants are not taxed upon the grant of performance stock unit ("PSU") awards. Upon receipt of the underlying shares or cash, a participant will be recognized ordinary income on the amount of cash received and/or the current fair

Herman Miller, Inc., and Subsidiaries 25

market value of stock received; the Company will be entitled to a corresponding deduction. Upon the participant’s subsequent disposition of any shares received, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Tax Deductibility Limitations
The Plan is intended to enable the Company to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. The Code limits the allowable tax deduction that may be taken by the Company for compensation paid to its Chief Executive Officer and certain other highly compensated executive officers of a publicly traded company. The compensation limit is currently set at $1,000,000 per executive per year.

Adjustment for Certain Corporate Transactions
General Anti-Dilution Adjustments
The Plan provides for the adjustment of the terms of outstanding awards in order to preserve the proportionate interest of the holders in those awards if the number of outstanding shares of the Company's common stock has increased or decreased or other changes in the Company's stock occur due to the result of any recapitalization, reclassification, stock split, adverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distributions payable in capital stock, or other similar adjustments in the Company's common stock. If the Company is the surviving entity in any reorganization, merger, or similar transaction with one or more entities which does not result in the change of control, any options, stock appreciation rights, restricted stock, or restricted stock units will pertain to and apply to the securities to which a holder of the number of shares of common stock subject to those awards would have been entitled immediately after the transaction, with any corresponding proportionate adjustment to the per share option price or SAR price. In addition, as a result of any such transaction, performance-based awards will be adjusted to apply to the securities that a holder of the number of shares of stock subject to such performance-based awards would have been entitled to receive immediately after the transaction. The Plan also provides for the adjustment of the share limits in the Plan, including those under the Amendment, under these circumstances.

Adjustments for Change in Control Transactions in Which Awards Are Assumed or the Company is the Surviving Entity
Except as otherwise provided in an award agreement, in the event of a change in control in which the Company is the surviving entity or under which outstanding awards are assumed or continued, the Plan provides for a corresponding adjustment to the outstanding awards to preserve the intrinsic value of those awards by the Company or its successor; provided those outstanding awards would be subject to accelerated vesting, if, within a two (2) year period following a change in control, the participant's employment is terminated without cause, the participant terminates for good reason, or the participant’s employment terminates under circumstances that entitle the participant to accelerated exercisability under any individual employment agreement with the participant.

Adjustments for Change in Control Transactions in Which Awards Are Not Assumed
Except as otherwise provided in an award agreement, upon a change in control of the Company in which the outstanding awards are not assumed or continued, awards other than performance-based awards will be deemed to be immediately vested, or the Committee, at its election, may cancel those awards and pay the value of those awards to participants. With respect to performance-based awards under any such transaction, if less than half the performance period has lapsed, those awards will be converted into shares or similar securities assuming target performance has been achieved. If at least half of the performance period has lapsed, those performance-based awards will be converted into shares or similar securities based upon actual performance to date.

New Plan Benefits
All future grants under the Herman Miller, Inc. 2020 Long-Term Incentive Plan are within the discretion of the Executive Compensation Committee. For this reason, it is not possible as of the date of this Proxy Statement to determine the future awards that will be received by our Named Executive Officers ("NEOs") or others under the 2020 Long-Term Incentive Plan.

26 2020 Proxy Statement

Required Vote for Approval
The affirmative vote of the majority of the Company's outstanding common stock represented and voted at the Annual Meeting, by person or by proxy, is required to approve the proposed Plan. Broker non-votes and abstentions will not be treated as votes cast on the proposal. Unless otherwise directed by marking the accompanying proxy the proxy holders named therein will vote for the approval of the proposed Plan.

The Board of Directors recommends a vote FOR the approval of the proposed plan.

Herman Miller, Inc., and Subsidiaries 27

Proposal #4 - Proposal to Approve, on an Advisory Basis, the Compensation Paid to the Company's Named Executive Officers
Consistent with our Board's recommendation, as approved by our shareholders and as required pursuant to Section 14A of the Securities Exchange Act, we allow our shareholders the opportunity to vote on the compensation of our Named Executive Officers ("Say on Pay") on an advisory and annual basis. Thus, you are asked to vote upon the following resolution at this year's annual meeting.

The Executive Compensation Committee ("Committee") has considered the results of the 2019 advisory vote on executive compensation in which more than 95% of the votes cast were voted for the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in the 2019 Proxy Statement. Consistent with those voting results, the Committee believes that the total compensation paid to the Chief Executive Officer and the other Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, is fair and appropriate and should be approved by our shareholders. The compensation of the Named Executive Officers is designed to vary with the results of the business and reward consistent improvement in the results delivered to shareholders. The incentive compensation each executive earns each year is directly tied to our financial and operational performance against the criteria approved by the Committee and Board. The Committee believes that the compensation paid to each Named Executive Officer, as disclosed in the Compensation Discussion and Analysis, is appropriate in light of the Company's and the officer's performance during the fiscal year. In addition, each of the elements of compensation, and the total compensation opportunity at target for each officer, has been benchmarked against comparable positions in the competitive market. While the Committee elected to make some modifications to our traditional programs in the near-term to recognize the impact of COVID-19 and the criticality of the work that management is doing and continues to do, we believe our programs and the Committee's governance of the programs remains exceptionally strong.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for this annual meeting pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and narrative disclosure, is hereby APPROVED."

The Board of Directors recommends a vote FOR this proposal.

This vote is advisory and non-binding; however, the Board of Directors and Committee will review and consider the voting results in connection with future deliberations concerning our executive compensation program.

28 2020 Proxy Statement

Voting Securities and Principal Shareholders
On August 14, 2020, we had 58,871,099 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 14, 2020, the Record Date for the Annual Meeting fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by Broadridge Financial Solutions, Inc. As of August 14, 2020, no person was known by management to be the beneficial owner of more than 5% of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	6,721,830	11.42
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.(2)	5,439,299	9.24
PO Box 2600
Valley Forge, PA 19482
AQR Capital Management, LLC(3)	2,950,905	5.01
Two Greenwich Plaza
Greenwich, CT 06830

(1)
This information is based solely upon information as of June 30, 2020, contained in filings with the SEC on August 14, 2020 by BlackRock, Inc., including notice that it has, along with certain institutional investment managers for which it is the parent holding company, sole voting power as to 6,582,183 shares and sole dispositive power as to 6,721,830 shares.

(2)
This information is based solely upon information as of June 30, 2020, contained in a filing with the SEC on August 14, 2020 by The Vanguard Group Inc., including notice that it has sole dispositive power with respect to 5,335,259 shares, and shared voting power as to 61,677 shares, and shared dispositive power with respect to 104,040 shares.

(3)
This information is based solely upon information as of June 30, 2020, contained in a filing with the SEC on August 17, 2020 by AQR Capital Management, LLC, including notice that it has sole voting power as to 2,695,236 shares and shared dispositive power with respect to 2,950,905 shares.

Herman Miller, Inc., and Subsidiaries 29

Director and Executive Officer Information
Security Ownership of Directors
The following table shows, as of August 14, 2020, the number of shares beneficially owned by each of the nominees and directors. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all their respective shares.

Name	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Mary Vermeer Andringa	37,017	0.06
David A. Brandon(2)	16,809	0.03
Douglas D. French(2)	12,056	0.02
John R. Hoke III	31,520	0.05
Lisa A. Kro	22,025	0.04
Candace S. Matthews	—	0.00
Heidi J. Manheimer	18,938	0.03
Andi R. Owen	see table below
Michael C. Smith	5,726	0.01
Michael A. Volkema	125,000	0.21

(1)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

(2)	Excludes 2,199 Shares held in Mr. Brandon's deferred compensation account and 3,880 shares held in Mr. French's deferred compensation account.

Security Ownership of Management
The following table shows, as of August 14, 2020, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement, and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Andi R. Owen	51,632	0.09
Jeffrey M. Stutz	102,865	0.17
Gregory J. Bylsma	52,820	0.09
B. Ben Watson	87,334	0.15
Megan Lyon	1,253	—
All executive officers and directors as a group (21 persons)(3)	616,727	1.05

(1)
Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: 51,632 shares for Ms. Owen; 72,068 shares for Mr. Stutz; 21,629 shares for Mr. Bylsma; and 49,111 shares for Mr. Watson. Includes the following number of deferred equity units; 3,900 units for Mr. Stutz.

(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.

(3)
Included in this number are 218,005 shares with respect to which executive officers and directors that have the right to acquire beneficial ownership under options exercisable within 60 days. Includes the following number of deferred equity units 6,079.

30 2020 Proxy Statement

Letter from the Executive Compensation Committee Chair
Dear Fellow Herman Miller Shareholder,

Assessing our fiscal 2020 performance requires looking beyond the numbers to consider the operational effectiveness and agility of the business given what were truly unprecedented global social and economic circumstances in the later part of the fiscal year. Our full year results were impacted significantly by the COVID-19 pandemic, especially in our fiscal fourth quarter. That said, we executed incredibly well against our strategic priorities and delivered strong sales, operating income, and margin performance through the first three quarters of the year. As a result, the business was on solid operational footing when the crisis struck and the leadership team has navigated the uncertainty by implementing a series of short- and long-term strategies to protect our people, contribute to our community, support those on the front lines — all while maintaining liquidity and ensuring financial stability.

In April we announced a series of compensation-related actions designed to reduce expenses, including:

•	10% pay reductions for all salaried staff. Andi Owen and the members of her leadership team took additional salary deferrals (50% and 15%, respectively)

•	Suspension of both the fiscal 2021 bonus plan and fiscal 2021 merit increases

•	Suspension of US retirement plan contributions

•	A global workforce rebalancing effort in early May that further reduced our compensation-related obligations

While these were difficult decisions to make, they were necessary given the economic realities the business was facing. We approached these decisions with the same strong governance and oversight we have always applied to our compensation programs.

The Executive Compensation Committee has long believed in the need to adapt our approach based on the circumstances in which we are operating to ensure we maintain a focus on attracting and retaining the talent necessary to support our long-term value creation efforts. In this spirit, and considering the extraordinary and disruptive conditions brought on by the COVID-19 pandemic, the Committee approved a series of one-time actions designed to support our compensation programs:

•
Approved an adjusted fiscal 2020 bonus, pro-rated and determined by performance through the first three quarters of the fiscal year (versus full-year performance) resulting in an annualized payout at 69.23% of target.

•	Approved vesting of July 2017 HMVA awards at 49.50% of target, determined by performance for the first 11 of 12 quarters of the 2017-2020 performance period.

•
Granted premium-priced stock options to the Company’s leadership team on July 14, 2020 intended to further align the leadership team with the goal of increasing shareholder value. These awards enhance the focus on the long-term impact of the critical steps management is taking to aid in the recovery from the effects of the COVID-19 pandemic and position the Company for future growth. The Board determined to grant premium-priced stock options, as opposed to other forms of incentive compensation, because of the long-term nature of options and their direct alignment with share price appreciation. These options vest ratably over a three-year period commencing on the first anniversary of the grant date and are in addition to the Company’s customary long-term incentive awards for fiscal 2021. The exercise price of each option was established at 110% of the closing stock price on the grant date (July 14, 2020).

•
Revisited the mix of our long-term incentives and approved the grant of fiscal 2021 LTI awards in a mix of 30% RSUs, 30% stock options, and 40% in PSUs. The RSUs and options were granted in July per our normal grant cycle. The PSU grant was delayed until no later than the end of the third quarter to provide management and

Herman Miller, Inc., and Subsidiaries 31

the Committee additional time to more thoroughly assess the rigor of the goals underlying the PSUs and ensure the awards are aligned with the business objectives.

While we have a long way to go to full recovery, our evaluation of the current state of the business resulted in restoring a portion of the compensation-related reductions we enacted in the spring:

•	The temporary salary reductions described above were rescinded in early August.

•	We are evaluating alternatives for a fiscal 2021 bonus if we outperform the fiscal 2021 business plan.

•	Merit and retirement plan contributions remain suspended.

We will continue to monitor and respond to what we expect will be a fluid situation through fiscal 2021, continuously balancing our priority to deliver compensation programs that incent our world-class talent to the highest levels of performance with our commitment to navigating the uncertain business conditions brought on by the COVID-19 pandemic. I remain confident that our executive compensation programs will drive the behaviors and results the Board expects and those that are in the best long-term interest of our shareholders.

Sincerely,
David A. Brandon
Chair, Board Executive Compensation Committee

32 2020 Proxy Statement

Compensation Discussion and Analysis
Executive Summary
Executive Officers Covered by this Compensation Discussion and Analysis
We are required to provide information regarding our compensation policies and decisions related to our President and Chief Executive Officer (including any individual who served as our Chief Executive Officer during the past fiscal year), our Chief Financial Officer, and the three other most highly-compensated executive officers serving as executive officers at the end of the fiscal year (including up to two additional officers who would qualify as a NEO but for the fact that he or she was not serving as such as of fiscal 2020 year-end). We refer to the foregoing individuals for whom disclosure is required as our NEOs. We intend this Compensation Discussion and Analysis to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation provided to the NEOs.

The NEOs for fiscal 2020 and their titles are listed in the following table:

Name	Title
Andi R. Owen	President and Chief Executive Officer (CEO)
Jeffrey M. Stutz	Chief Financial Officer (CFO)
Gregory J. Bylsma	President, North America & Global Operations
B. Ben Watson	Chief Creative Officer
Megan Lyon	Chief Strategy Officer

Fiscal 2020 Company Performance
The COVID-19 pandemic significantly disrupted fourth quarter results. We have been focused on key short-term and long-term actions to recover from the impact of the pandemic and increase shareholder value. Net sales in fiscal 2020 of $2.49 billion reflected a decrease of 3.1% from the prior fiscal year. Prior to the disruption resulting from the COVID-19 pandemic, net sales through the first three quarters of fiscal 2020 were 6.0% higher than the prior year. Gross margin of 36.6% was 40-basis points higher than the prior year for fiscal 2020.

Overview of Compensation Philosophy and How We Set Pay
Overview of Compensation Program
We have designed our compensation program to provide executive officers performing their duties at a proficient level with target compensation levels that reflect the market median compensation for their position based upon data that our independent compensation consultant provides (as further described in the section titled "Benchmarking of Compensation"). The compensation program requires that a majority of the executive officer’s compensation be determined based upon the Company’s performance. The Committee believes that the compensation program, through the use of base salary, annual incentive, and long-term incentive awards (referred to collectively as "total annual compensation") operates in a manner consistent with these objectives. The Committee also believes that the compensation program rewards performance that generates both consistent and long-term enhancement of shareholder value.

Compensation Philosophy
Our compensation philosophy, as approved by the Executive Compensation Committee, is to reward our executives for creating shareholder value. We establish market-competitive target compensation levels but provide the opportunity to earn above or below-target levels based on performance. Consistent with this philosophy, the key objectives of our executive officer compensation program are to:

•	Link a material portion of executive officers' total annual compensation directly to the Company's performance.

•	Reinforce our commitment to our people, planet, and communities.

•	Align the interests of executive officers with the long-term interests of shareholders.

•	Attract, motivate, and retain executive officers of outstanding ability.

Herman Miller, Inc., and Subsidiaries 33

Compensation Policies and Practices That Reflect Our Compensation Philosophy

What We Do
✓	Pay for Performance
✓	Balance Long-Term and Short-Term Incentives
✓	Benchmark Compensation Against an Appropriate Peer Group
✓	Maintain Clawback Policy
✓	Conduct an Annual Risk Assessment
✓	Maintain Stock Ownership Requirements
✓	Prohibit Hedging and Pledging
✓	Limit Perquisites
✓	Engage an Independent Compensation Consultant
✓	Hold Executive Sessions at Each Committee Meeting
What We Do Not Do
x	No Gross-Ups for Excise Taxes
x	No "Single Trigger" Severance
x	No Repricing of Options
x	No Guaranteed Compensation
x	No Dividends on Unvested Equity

34 2020 Proxy Statement

Elements of the Compensation Program
The following table provides an executive summary of our fiscal 2020 compensation program for our executive officers:

Compensation Element	General Description	Objective of Compensation Element
Base Salary	Base salaries reflect market rates for comparative positions, each NEO's historical level of proficiency and performance, and their roles and duties.
The base salary of NEOs typically varies around the median depending on an individual’s experience, performance, and internal equity considerations. The Committee or the Board in each circumstance uses its judgment and experience in setting the specific level of base salary relative to the general market median data.

Annual Incentive
We provide executive officers the opportunity to earn an incentive pursuant to the Annual Executive Incentive Cash Bonus Plan. The plan provides for the annual payment of a cash bonus (incentive) to selected executive officers based upon the performance of the Company (and in some cases, various business units and/or functional goals) during the fiscal year. The primary measure of financial performance for the fiscal 2020 incentive was Adjusted Operating Income.

The purpose of the Annual Executive Incentive Cash Bonus Plan is to closely link incentive cash compensation to the creation of shareholder value. We intend for the plan to foster a culture of performance, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. We also intend the plan to reward long-term, continued improvements in shareholder value with a share of the wealth created.

The Committee believes that, to support our strategy around operating as a single business unit as well as supporting functional business units, it is important to tie a significant portion of the executive officers' annual incentive to the overall Company performance (as well as functional business units supported by executive officers as applicable).

Long-Term Equity Incentives
The Committee and Board have historically granted various types of long-term incentive awards including: Restricted Stock Awards, RSUs, PSUs, Relative Total Shareholder Return ("TSR") PSUs, and Stock Options with a three-year vesting period.
The key objectives of granting long-term equity incentive awards are:
- to provide an appropriate level of equity reward to executive officers that ties a meaningful part of their compensation to the long-term returns generated for shareholders.
- to provide an appropriate equity award to the next level of executive officers where market data would support their inclusion in an annual equity award plan.
- to assist in developing an ownership stake and achieving share ownership requirements.
- to attract, retain, and reward key employees. We believe a significant portion of executive officer pay should be aligned with long-term shareholder returns and that encouraging long-term strategic thinking and decision-making requires that executive officers have a significant stake in the long-term success of Herman Miller.

Retirement and Health Benefits	We maintain retirement plans along with a broad base of health insurance plans available to full-time and most part-time employees.	The NEOs participate in such retirement plans and health insurance plans on the same terms as all other employees within their respective geographic region or business unit.
Other Executive Compensation Plans
We provide limited additional compensation programs to our executive officers, including a compensation protection program in the form of executive long-term disability and a retirement equalization program in the form of a non-qualified retirement match program with an optional deferred compensation element.
It is our goal to provide market competitive benefits which allow us to attract and retain critical executive talent.

Herman Miller, Inc., and Subsidiaries 35

The following charts illustrate the key elements of our compensation for our NEOs:
Elements of Total Annual Compensation for fiscal 2020

CEO
Base Salary 20%
Long Term Incentive 56%
Short Term Incentive 24%
At Risk 80%

NEOs
Long Term Incentive 43%
Base Salary 35%
At Risk 65%
Short Term Incentive 22%

LTI
PSU - Revenue Growth 30%
Restricted Stock Units 25%
Performance Share Units 75%
PSU - Adj Operating Income Growth 45%

Annual Executive Incentive Cash Bonus Plan
Setting Incentive Targets
Each year, the Committee establishes a target incentive for each participant expressed as a percentage of base salary, which is the incentive amount the NEO would receive if all performance goals were achieved at target. The NEOs each have the opportunity to earn up to a maximum of 200% of target, however, no bonuses are earned unless performance exceeds the threshold level. The annual cash incentive opportunity levels for each of our NEOs for fiscal 2020, as a percentage of base salary, were as follows:

Name	Threshold Incentive as % of Base Salary	Target Incentive as % of Base Salary	Maximum Incentive as % of Base Salary
Andi R. Owen	0%	115%	230%
Jeffrey M. Stutz	0%	65%	130%
Gregory J. Bylsma	0%	65%	130%
B. Ben Watson	0%	65%	130%
Megan Lyon	0%	65%	130%
We set the target incentive percentage for the NEOs so that the incentive at target performance will approximate the market median incentive amount for comparable positions as shown in the market data and yield a median target total compensation opportunity, although we may adjust base pay and incentive to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of incentive is consistent with the objective of making compensation for executive officers more variable with the Company’s performance.

At the beginning of each fiscal year, the Committee establishes threshold, target, and maximum performance goals under our Annual Executive Cash Incentive Bonus Plan. The Committee determines these performance goals after review and discussion with management of the Company’s annual financial plan as approved by the Committee and

36 2020 Proxy Statement

the Board. For fiscal 2020, each NEO’s annual incentive was tied to our fiscal 2020 consolidated Adjusted Operating Income results.

Fiscal 2020 Performance Results and Incentive Payouts
For fiscal 2020, consistent with our focus on growth and operating margin expansion, the Committee established consolidated Adjusted Operating Income performance goals based on its review of the Board-approved financial plan and discussions with management. The target was set to reflect our overall growth imperative and our expectations of continued growth in specified markets. As discussed in our 2019 Proxy Statement, Adjusted Operating Income replaced Adjusted EBITDA as the primary financial metric in the annual incentive program to better align our performance targets with a sharp focus on operating income growth and margin expansion. Additionally, incentive payout targets for the entire leadership team were based on consolidated corporate performance to better align them with our One Herman Miller strategic priority.

As discussed previously, the extraordinary impact of the COVID-19 pandemic required the Committee to carefully consider the appropriate measurement of fiscal 2020 performance for the purpose of determining annual incentive payout levels. Given the uniqueness of the situation and the impact of the COVID-19 pandemic on our fourth quarter results, the Committee determined it was appropriate to provide a prorated, below target annual incentive payment of 69.23% based on our year-to-date performance through the end of the third quarter. Specifically, the total payout opportunity was reduced to provide only ¾ of target, which was then adjusted for our results through the third quarter. Through the end of the third quarter, the annual incentive payout was tracking at over 90% of target on a full year basis. The Committee’s decision to pay a prorated bonus for fiscal 2020 reflects strong execution against our strategic priorities and strong sales, operating income, and margin performance delivery through the first three quarters of the year prior to the unforeseen and unprecedented impact of COVID-19. The business was on solid operational footing when the crisis struck and the leadership team has navigated the uncertainty by implementing a series of short- and long-term strategies to protect our people, continue contributing to our community, supporting those on the front lines, all while maintaining liquidity and ensuring financial stability as we navigate the continuing COIVD-19 crisis. Prior to incentive payout, the Audit Committee approved the financial results for the year and the resulting Company performance factor.

Based on the performance results for fiscal 2020, the incentive amounts the Company paid to the NEOs were as follows:

Name	Target Incentive Tied to Adjusted Operating Income		Company Performance Factor	Total Incentive Amount Earned	Incentive Amount Deferred (1)
	($)	(%)		($)	($)
Andi R. Owen	$1,141,154	115.00%	0.6923	$789,976	$39,499
Jeffrey M. Stutz	$332,205	65.00%	0.6923	$229,988	$25,299
Gregory J. Bylsma	$358,005	65.00%	0.6923	$247,850	$24,785
B. Ben Watson	$312,855	65.00%	0.6923	$216,592	$21,659
Megan Lyon	$312,855	65.00%	0.6923	$216,592	$—

(1)
This amount represents the portion of the bonus that the NEO elected to defer under the Herman Miller, Inc. Executive Equalization Retirement Plan described later in this Compensation Discussion and Analysis.

Long-Term Equity Incentives
Setting Target Long-Term Incentive ("LTI") Values
For each Executive Officer, the Committee calculates a target value of LTI grants for the current fiscal year that is expressed as a percentage of base salary and determines the percent of the target LTI value that should be allocated to each award type. The Committee sets the total target value of the LTI grants for each NEO at a level intended to ensure that the NEO’s total direct compensation would correspond with the market median of the market data for a comparable NEO’s individual position. Following the end of the fiscal year, the Committee determines the total value of LTI grants for each NEO based on each NEO’s target value. We convert that value for each NEO into grants of RSUs and PSUs based on the closing price of our stock on the date of grant and grants of stock options, as applicable, using a Black-Scholes valuation on the date of grant and the share price on the date of grant as the exercise price.

Herman Miller, Inc., and Subsidiaries 37

Grants Awarded in Fiscal 2020
The table below illustrates the target value of the LTI grants, expressed as a percentage of the NEO's base salary, that the Committee and Board established and granted in July 2019. The target values associated with these grants were allocated among the following three award types: 25% delivered in RSUs, 30% delivered in Revenue Growth PSUs, and 45% delivered in Operating Income Growth PSUs. The Revenue Growth and Operating Income PSUs are both subject to a three-year relative TSR modifier. Each of these awards, described in more detail below, directly ties management’s compensation opportunity to the creation of shareholder value.

The following table discloses the awards granted in fiscal 2020:

Name	Target of LTI as a % of Base Salary	Restricted Stock Units	Adjusted Operating Income Performance Stock Units at Target	Revenue Growth Performance Stock Units at Target
Andi R. Owen	275%	15,319	25,976	17,317
Jeffrey M. Stutz	125%	3,593	6,093	4,062
Gregory J. Bylsma	125%	3,871	6,565	4,377
B. Ben Watson	125%	3,384	5,738	3,826
Megan Lyon	125%	3,384	5,738	3,826

Key Features of Each Award
Restricted Stock Units: The RSUs represent the right to receive shares of Herman Miller, Inc. common stock. Each unit represents the equivalent of one share of the common stock as of the date of grant and cliff vests after three years. RSUs convert into shares upon vesting. Dividends are not paid over the vesting period but accrue on the RSUs and are added to the total value of the units at the time of vesting.

Performance Stock Units: PSUs represent the right to receive Company shares of at the end of the specified performance period. The Committee establishes the goals at the start of each three-year performance period. These units cliff vest after three years if certain goals are met. The awards provide that the total number of shares that vest may vary between 0% and a maximum of 200% of the number of units awarded depending upon performance relative to the established goal. PSUs convert into Company stock upon vesting. Dividends do not accrue on the awards.
For fiscal 2020, the Company issued Adjusted Operating Income and Revenue Growth PSUs. Operating Income and Revenue Growth provide clear line of sight for our employees and our shareholders on the alignment of our financial performance with share price. The growth orientation of these measures is clearly linked to our strategy.

Relative Total Shareholder Return ("TSR") modifier: The payout opportunity for all PSUs is subject to modification based on our TSR performance relative to the peer group. The relative TSR modifier provides for a 25% increase to the PSU vesting if our relative TSR performance is at or above the 75th percentile of our peer group or a 25% decrease to the PSU vesting if our relative TSR performance is below the 25th percentile of our peer group. The relative TSR modifier cannot increase the PSU payout above 200%.

TSR is the total shareholder return to Herman Miller shareholders, including reinvested dividends and share price changes that occur during a fiscal year. We determine TSR performance by comparing our TSR to a peer group of companies. The peer group of companies for fiscal 2020 is substantially the same as the peer group that we use for purposes of benchmarking NEO compensation, and those companies are described below in the section entitled "Benchmarking of Compensation".

Program Changes for Fiscal 2021
In the spirit of considering the extraordinary and disruptive conditions brought on by the COVID-19 pandemic, there are design changes to the fiscal 2021 compensation plans that are intended to align and motivate our executive officers toward achieving key strategic priorities while delivering strong financial performance and creating shareholder value.

38 2020 Proxy Statement

Base Salary for Fiscal 2021
As discussed previously, as part of the expense and liquidity management actions we have taken, there are no planned increases in the base salaries for our NEOs for fiscal 2021.

Fiscal 2021 Annual Incentive
In April 2020, we announced the suspension of the fiscal 2021 annual incentive plan. The Committee will evaluate alternatives to provide for fiscal 2021 bonus funding, if the Company outperforms the fiscal 2021 business plan.

LTI Grants Awarded in Fiscal 2021
The target value of the LTI grants that the Committee and Board established for our NEOs that will occur in fiscal 2021 as a percent of base salary are the same as fiscal 2020 (excluding the special stock option award discussed below). In fiscal 2020, a new long-term incentive design structure was implemented for the leadership team. This program was tied to aggressive growth goals that reflect our One Herman Miller strategy. The Committee has determined that for fiscal 2021, a more balanced approach is necessary to appropriately reflect the business challenges and work that management needs to do to address those challenges. Specifically, the Committee approved:

•	A mix of award vehicles to deliver the target annual LTI award value: 30% RSUs, 30% stock options, and 40% PSUs

•	Granting the RSUs and stock options on our typical grant cycle in July

•
Delaying the grant of PSUs until no later than the end of the third quarter in fiscal 2021 to allow management and the Committee additional time to more thoroughly assess the rigor of the goals underlying the PSUs

•	Retaining a relative TSR modifier of +/- 25% for the PSUs

In addition, the Committee approved a grant of premium-priced stock options to the leadership team, including the NEOs on July 14, 2020. The premium-priced option awards are intended to further align the leadership team with the goal of increasing shareholder value. These awards enhance the focus on the long-term impact of the critical steps management is taking to aid in the recovery from the effects of the COVID-19 pandemic on the business and position the Company for future growth. The Board determined to grant premium-priced stock options, as opposed to other forms of incentive compensation, because of the long-term nature of options and their direct alignment with share price appreciation. These options vest ratably over a three-year period commencing on the first anniversary of the grant date. These options only have value to the executives if our stock price increases by more than 10% of the stock price on date of grant.

The following table discloses the types of awards granted in July 2020 (fiscal 2021):

Name	Restricted Stock Units	Stock Options (1)
Andi R. Owen	35,408	400,177
Jeffrey M. Stutz	8,305	104,182
Gregory J. Bylsma (2)	—	—
B. Ben Watson	7,822	90,007
Megan Lyon	7,822	69,102

(1)	Stock Options include the grant of premium-priced options as follows: Ms. Owen, 275,930 options; Mr. Stutz, 75,040 options; Mr. Watson, 62,560 options; and Ms. Lyon, 41,655 options.

(2)
As disclosed in our Form 8-K report filed on July 6, 2020, Mr. Bylsma notified the Company of his intent to retire no later than December 31, 2020, and therefore did not receive an LTI award in fiscal 2021.

Details of our Executive Compensation Program
Role of the Committee
The Committee consists of three directors, each qualifying as independent under NASDAQ’s listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under our corporate governance guidelines and qualifies as a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

Herman Miller, Inc., and Subsidiaries 39

The Committee’s primary functions are to oversee the compensation philosophy and strategy, to determine or recommend to the Board the compensation of Company executive officers, including NEOs, and to act as the administrative Committee for our executive compensation and broad-based equity and benefit plans.

The Committee is also responsible for providing recommendations to the full Board with respect to all aspects of the annual compensation of our President and CEO. In addition, the Committee, based upon recommendations from our CEO, approves the annual compensation for all other officers covered by Section 16 of the Securities Exchange Act of 1934 including NEOs and other executive officers. Our President and CEO establishes the base salary of all other executive officers.

Among other responsibilities, the Committee establishes the performance objectives for the Annual Executive Incentive Cash Bonus Plan and our equity-based compensation plans, which cover the President and CEO, NEOs, other executive officers, and other executive employees.

The Committee is also tasked to review and approve compensation and benefit plans as required by the Committee Charter and review the annual compensation plans’ risk assessment. The Committee annually reviews tally sheets for each NEO that reflect the total direct compensation provided to the NEOs and information relating to all other elements of compensation, including payments under severance or change in control obligations. The Committee uses this information to help determine that our compensation program is consistent with market norms, our compensation philosophy, and the objectives referenced above.

Role of the External Compensation Consultants
The Committee has the authority and sole discretion to select independent compensation consultants, legal consultants, and other advisors to provide it independent advice. The Committee retained Pay Governance LLC as its independent compensation consultants with respect to the compensation matters regarding our executive officers for fiscal 2020. The independent services that Pay Governance provided to the Committee included reviewing the elements of compensation of the President and CEO as well as the other executive officers and comparing those elements to our compensation philosophy and objectives and to market practices. We do not permit Pay Governance to provide other consulting services to the Company.

Pay Governance concluded that our compensation program established for those officers is consistent with our compensation philosophy and objectives as well as with market practices. With the approval of the Committee, management retained Meridian Compensation Partners LLC in fiscal 2020 to provide compensation consulting services to management for employees other than the executive officers.

Benchmarking of Compensation
To ensure that executive officer compensation is competitive, the Committee uses marketplace compensation data to compare our compensation program to market pay practices. The Committee also used a specific peer group for benchmarking compensation in determining fiscal 2020 compensation. A listing of the peer group members is provided below. This peer group included both direct competitors as well as comparable companies in other industries to reflect the competitive market for talent in which we compete.

Pay Governance used the peer group information along with the following survey sources when analyzing the fiscal 2020 market competitiveness of pay levels of executive officers: Willis Towers Watson Executive Compensation Database, Aon Hewitt Executive Total Compensation Measurement Database, and Mercer Executive Database (we refer to the peer group information and these survey sources collectively as “market data”). The market data is used to determine competitiveness of base pay, annual incentive, and long-term incentive awards. Pay Governance uses a regression analysis and aging to make allowances for time differences in the data and to align the data so that it is representative of companies having revenues equivalent to the operations that our individual executive officers manage. Pay Governance compared the base salary, target total cash, and target total direct compensation of each executive officer to the 25th, 50th (market median), and 75th percentile of the market data for a comparable benchmark position.

40 2020 Proxy Statement

Pay Governance provided the Committee with benchmarking data, market practices and trends, peer group selection, and pay for performance evaluation information to provide appropriate context for the Committee’s deliberations. Ms. Owen made recommendations to the Committee regarding the compensation package for each of the executive officers (other than herself). Ms. Owen based her recommendations with respect to executive officers on the Pay Governance information, her evaluation of the individual’s performance, the Company’s performance, and other factors. The Committee based its approval of Ms. Owen’s recommendations for the compensation of executive officers (other than the CEO) on the Committee’s review of the information from Pay Governance relative to market pay, advice from Pay Governance, and the Committee members’ own judgment, including their judgment on the relative performance of both the Company and its executive officers. Decisions related to Ms. Owen’s compensation were determined by the Committee and approved by the Board of Directors.

The Committee reviews and approves the peer group that we use in benchmarking compensation on an annual basis. The peers that we used for fiscal 2020 are set forth below:

American Woodmark Corporation	Kimball International, Inc.	Steelcase, Inc.
Armstrong World Industries, Inc.	Knoll, Inc.	Tempur Sealy International, Inc.
Ethan Allen Interiors, Inc.	La-Z-Boy, Inc.	Universal Forest Products, Inc.
Hill-Rom Holdings, Inc.	Leggett & Platt, Inc.	Williams-Sonoma, Inc.
HNI Corporation	Masonite International Corporation	Wayfair, Inc.
Interface, Inc.	RH aka Restoration Hardware Holdings, Inc.
JELD-WEN Holdings, Inc.	Sleep Number Corporation

Our peer group is intended to represent companies against which we may compete for talent, with an emphasis on a number of criteria. For fiscal 2020, we added Wayfair, which aligns with our global, retail, and digital strategic initiatives.

Long-Term Equity Incentives
Our 2011 Long-Term Incentive Plan (which we refer to as the LTI Plan, which is intended to be replaced by the proposed 2020 Long-Term Incentive Plan, as described in the preceding section of this Proxy Statement) authorizes us to grant various forms of equity-based compensation (which we refer to as Long-Term Incentive Grants or LTI grants or awards). The Committee is responsible for administering all elements of the LTI Plan and for making all Long-Term Incentive Grants, with the exception of the CEO whose grants the Board approves.

The Committee establishes targets relating to Long-Term Incentive awards at the beginning of each fiscal year for grants typically made in July for that fiscal year. Typically, the Committee and the Board at their June and July meetings take four actions in connection with our LTI Plan: (a) set the target value for the LTI awards for the current fiscal year; (b) determine the types of awards to be used for the current fiscal year; (c) establish the performance criteria, if any, for certain awards for the current fiscal year; and (d) grant the Long-Term Incentive awards for the current fiscal year.

Grants under the LTI Plan are typically made in connection with the Board of Directors meeting in July of each year following the public release of our fiscal year-end financial results. As discussed previously, the fiscal 2021 LTI awards will be delivered to participants in two steps, with the initial one occurring in July, and the second step following by the end of the third quarter. We do not attempt to influence the amount of executive officer compensation by timing equity grants in connection with the disclosure of material information to the public. The backdating of equity award dates is specifically prohibited under policies adopted by the Board of Directors.

Retirement and Health Benefits
Health Plans
We maintain a broad base of health insurance plans available to all full-time and qualified part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region or business unit.

Herman Miller, Inc., and Subsidiaries 41

Retirement Plans
We maintain broad-based retirement plans available for employees in the United States. Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as those available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation. The retirement plans include:

•
The Herman Miller, Inc. Profit Sharing and 401(k) Plan: The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of two parts. First, we make a core contribution to an employee’s 401(k) account equal to 4% of base salary on a quarterly basis. The amount of salary included in the calculation is limited to the maximum salary level permitted by the IRS. Second, the 401(k) portion of the plan permits employees to make salary deferrals into the plan up to the maximum amount permitted by law. We also make a matching contribution to fully match employee contributions up to 4% of the employee’s compensation contribution.

As discussed previously, the Company has suspended contributions to the Profit Sharing and 401k Plans, as part of previously disclosed expense and liquidity management actions.
Other Executive Compensation Plans
Deferred Compensation Plan
The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2007. The plan is a supplemental deferred compensation plan and became available for salary deferrals beginning in January 2008. The plan is available to highly compensated United States employees who are selected for participation by the Committee. All NEOs are currently able to participate. The plan allows participants to defer up to 50% of their base salary and 100% of their annual incentive compensation. Company contributions to the plan “mirror” the amounts we would have contributed to the Herman Miller Profit Sharing and 401(k) Plan had the employee’s compensation not been above the statutory ceiling (currently $285,000). Investment options under this plan are the same as those available under the 401(k) Plan. Company contributions in fiscal 2020 appear in the 2020 Summary Compensation Table under All Other Compensation.

Executive Long-Term Disability Plan
This plan covers 60% of the rolling two-year average of compensation. Executive officers are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive officer remains disabled until age 65. The monthly benefit is capped at $10,000.

Perquisites
As described in last year's Proxy Statement, we eliminated the bundled benefits program previously provided to executive officers, effective May 31, 2019. In fiscal 2020, we provided a select benefit to the NEOs and all other executive officers with the opportunity to obtain comprehensive physicals at our cost.

Retirement, Retention, and Change in Control Agreements
Change in Control Agreements
Each NEO is party to a change in control agreement with us. The Committee believes the use of change in control agreements is appropriate as they help ensure a continuity of management during a possible take-over and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. Benefits are payable under the agreements only if there is both a change in control and actual or constructive termination of employment. Potential payments under the change in control agreements are included in the tally sheets that the Committee reviews annually.
The narrative and footnotes to the tables entitled Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control describe the change in control payments in greater detail.

42 2020 Proxy Statement

Hedging and Pledging Policy
The Committee and the Board of Directors have adopted a policy prohibiting the Board of Directors and executive officers from hedging the economic risk of their ownership of our stock, including options or other derivatives related to the stock, and are prohibited from pledging Herman Miller stock.

Stock Ownership Guidelines
The Committee believes that significant stock ownership by top management is of critical importance to our ongoing success, as it helps link the interests of senior management and our shareholders. As such, we have established stock ownership guidelines, which apply to the members of the leadership team and certain other executive officers who work alongside the leadership team to ensure global strategic alignment across business units and functions. The stock ownership guidelines require these individuals to own shares of our common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

•	President and Chief Executive Officer - 6 times base salary

•	Executive officers with LTIP target equal to or greater than 100% of salary - 4 times base salary

•	Certain other direct reports to the CEO - 3 times base salary

•	Other executive officers - 1 times base salary

Stock Retention Requirements
Until the ownership guidelines are met, the executive officer must retain in Company stock, 40% of the pretax value of vested restricted stock, PSUs, RSUs, deferred stock, and exercised stock options. Compliance with the requirements is determined each time an executive officer disposes of Company stock.

Incentive Clawback
The Herman Miller Compensation Recovery Policy provides for the recoupment of both cash compensation and equity incentives from executive officers in the event of a restatement and/or improper conduct. The Board may, in its sole discretion, after evaluating the associated costs and benefit, and any other factors it deems relevant, seek to recover all or any portion of the recoverable incentive paid to any such executive officer during the applicable period.

Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to individuals who are covered executives. For compensation paid for fiscal 2020, as a result of changes made to the applicability of Section 162(m) of the Code pursuant to the Tax Cuts and Jobs Act, our number of covered executives expanded to include our covered executives for fiscal 2020 plus any executive who serves as our CEO or CFO, or who is among the three most highly compensated executive officers for any fiscal year. In addition, only qualifying performance-based compensation that is paid pursuant to a binding contract in effect on November 2, 2017 will be exempt from the deduction limit. Accordingly, any compensation that we pay in the future pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count towards the $1 million fiscal year deduction limit if paid to a covered executive. Because of these changes to Code Section 162(m) by the Tax Cuts and Jobs Act, some of the compensation that we provide to our NEOs in 2019 and future years may not be deductible under Section 162(m).

Post-Employment Compensation
The NEOs are generally “at will” employees. This means that they can be discharged at any time and for no reason. We have agreed to pay executive officers' severance if they are terminated for reasons other than malfeasance or voluntary separation. For each NEO, severance would be equal to 18 months of base salary subject to the employee not competing with us during that period. The Committee’s determination as to the amount of severance payments for these NEOs is the result of benchmarking our practices to the market data. In addition, we maintain the health insurance on such employee during the salary continuation period. In exchange for such payments the employee

Herman Miller, Inc., and Subsidiaries 43

provides the Company with a mutual release of all claims and agrees not to work for a competitor or solicit our employees during the salary continuation period.

Executive Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

David A. Brandon (chair)	Douglas D. French	Heidi J. Manheimer

44 2020 Proxy Statement

Summary Compensation Table
The summary compensation table below shows the compensation for the NEOs for the fiscal years ended May 30, 2020 (2020), June 1, 2019 (2019) and June 2, 2018 (2018). The details of the Company's executive officer compensation program are found in the Compensation Discussion and Analysis (CD&A) above.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Andi R. Owen (6)	2020	992,308	2,749,995		—	789,976	126,185	4,658,464
President and Chief Executive Officer	2019	742,308	1,837,820		624,997	776,100	226,895	4,208,120
Jeffrey M. Stutz	2020	511,084	747,908	(5)	—	229,988	59,365	1,548,345
Chief Financial Officer	2019	482,308	413,575		140,621	243,324	321,011	1,600,839
	2018	442,116	734,197		146,670	265,888	40,183	1,629,054
Gregory J. Bylsma	2020	550,777	823,583	(5)	—	247,850	44,320	1,666,530
President, North America &	2019	493,846	427,319		145,311	252,010	322,357	1,640,843
Global Operations	2018	461,058	820,191		183,335	269,903	49,080	1,783,567
B. Ben Watson	2020	481,315	683,247	(5)	—	216,592	111,603	1,492,757
Chief Creative Officer	2019	450,769	284,507		96,753	227,413	407,293	1,466,735
	2018	426,058	639,249		107,997	261,429	126,104	1,560,837
Megan Lyon (7)	2020	481,315	607,503		—	216,592	100,925	1,406,335
Chief Strategy Officer

(1)
Effective April 3, 2020, amounts reflect salary reductions of 10% of base salary for each NEO and an additional base salary deferral of 50% for Ms. Owen, and a 15% base salary deferral for Mr. Stutz, Mr. Bylsma, Mr. Watson, and Ms. Lyon.

(2)
For all NEOs, amounts represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in the Company's consolidated financial statements for the fiscal year ended May 30, 2020 included in our Annual Report on Form 10-K.

(3)
Includes the amounts earned in fiscal 2020 and paid in fiscal 2021 under the Annual Incentive Cash Bonus Plan as described in the Compensation Discussion and Analysis for the NEOs. Certain executives have elected to defer a part of the incentive under the Key Executive Deferred Compensation Plan. The amount of the deferrals and the corresponding Company contributions will be shown in next year's Nonqualified Deferred Compensation Table.

(4)	The amounts for fiscal 2020 for all other compensation are described in the table below.

(5)
This reported value includes the incremental cost recognized due to the modification of our 2017 HMVA PSU awards. On the modification date, the new fair value of the 2017 HMVA PSU award are as follows: Mr. Stutz, $102,870; Mr. Bylsma, $128,575; and Mr. Watson, $75,744.

(6)	Ms. Owen's employment with the Company commenced on August 21, 2018 (fiscal 2019).

(7)	Ms. Lyon's employment with the Company commenced on February 4, 2019 (fiscal 2019).

Herman Miller, Inc., and Subsidiaries 45

	Bundled Benefits(1)	Long-term Disability Insurance	Relocation Expenses	Personal Use of Company Property	Nonqualified Deferred Compensation Contribution(2)	Comprehensive Physical Exam	Total Other Compensation
Andi R. Owen	—	2,897	—	—	119,688	3,600	126,185
Jeffrey M. Stutz	15,216	2,943	—	—	37,606	3,600	59,365
Gregory J. Bylsma	—	3,435	—	—	40,885	—	44,320
B. Ben Watson	16,033	3,543	—	58,171	33,856	—	111,603
Megan Lyon	—	377	93,348	—	—	7,200	100,925

(1)
Bundled Benefits are provided on a calendar year basis and include accounting fees, cell phone fees, club dues, family travel, education and training, home office expenses, vehicle expenses, and life insurance. Benefits for Messrs. Stutz and Watson include the approved amount for calendar 2019. The bundled benefits program was discontinued as of 2019 fiscal year-end and all allowable calendar year expenses were incurred during fiscal 2019.

(2)	Amounts represent the Company's contribution to the Herman Miller, Inc. Executive Equalization Retirement Plan.

46 2020 Proxy Statement

Grants of Plan-Based Awards
The Grants of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2020 under the Long-Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Annual Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2020. The Compensation Discussion and Analysis provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan (the LTI grants are discussed in the CD&A under the heading Long-Term Equity Incentives Grants Awarded in fiscal 2020).

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andi R. Owen	07/16/19				0	25,976	51,952				1,237,497
	07/16/19					17,317	34,634				824,982
	07/16/19							15,319			687,517
		0	1,141,154	2,282,308
Jeffrey M. Stutz	07/16/19				0	6,093	12,186				290,271
	07/16/19					4,062	8,124				193,514
	07/16/19							3,593			161,254
		0	332,205	664,410
Gregory J. Bylsma	07/16/19				0	6,565	13,130				312,757
	07/16/19					4,377	8,754				208,520
	07/16/19							3,871			173,730
		0	358,005	716,010
B. Ben Watson	07/16/19				0	5,738	11,476				273,358
	07/16/19					3,826	7,652				182,271
	07/16/19							3,384			151,874
		0	312,855	625,710
Megan Lyon	07/16/19				0	5,738	11,476				273,358
	07/16/19					3,826	7,652				182,271
	07/16/19							3,384			151,874
		0	312,855	625,710

(1)
Under the Executive Incentive Cash Bonus Plan, executives can earn incentive compensation based on the achievement of certain Company performance goals. The actual Cash Bonus amount paid with respect to any year may range from zero to two times of the target based upon the relative achievement of our Adjusted Operating Income targets as set forth in the Summary Compensation Table above.

(2)
The PSUs represent the right to receive shares of the Company's common stock, and such shares are to be issued to participants at the end of a measurement period beginning in the year that PSUs are granted. The units reflect the number of shares of common stock that may be issued if certain Revenue and Operating Income goals are met, subject to a modifying metric of relative TSR. The PSUs provide that the total number of shares which finally vest may vary between 0 and 200% of the target amount depending upon performance goals and cliff vest after three years.

(3)	The RSUs represent the right to receive shares of the Company's common stock. These units reflect fair market value of the common stock as of the date of grant and cliff vest after three years.

(4)	Aggregate grant date values are computed in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value was determined based upon the vesting at 100% of the target units awarded.

Herman Miller, Inc., and Subsidiaries 47

Outstanding Equity Awards at Fiscal Year-End
The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of May 30, 2020. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Andi R. Owen	08/22/18	25,816	51,631	38.15	08/22/28	16,901	389,061	28,547	657,152
	07/16/19					15,470	356,119	43,293	996,605
Jeffrey M. Stutz	07/19/16	37,441	—	31.86	07/19/26
	07/18/17	15,301	7,652	33.75	07/18/27	4,572	105,247	4,346	100,045
	07/16/18	5,837	11,675	38.30	07/19/26	3,788	87,200	6,319	145,463
	07/16/19					3,628	83,517	10,155	233,768
Gregory J. Bylsma	07/18/17	—	9,565	33.75	07/18/27	5,715	131,559	5,432	125,045
	07/16/18	6,032	12,064	38.30	07/16/28	3,914	90,100	6,529	150,298
	07/16/19					3,909	89,985	10,942	251,885
B. Ben Watson	07/18/11	7,388	—	25.75	07/18/21
	07/17/12	9,363	—	18.17	07/17/22
	07/19/16	22,710	—	31.86	07/19/26
	07/18/17	—	5,634	33.75	07/18/27	3,367	77,508	3,200	73,664
	07/16/18	—	8,033	38.30	07/16/28	2,606	59,990	4,347	100,068
	07/16/19					3,417	78,659	9,564	220,163
Megan Lyon	02/04/19					2,549	58,678
	07/16/19					3,417	78,659	9,564	220,163

(1)	Options vest in three equal annual installments beginning on the first anniversary of the grant date.

(2)	The awards issued reflect credited dividends through the end of fiscal 2020 and cliff vest after three years.

(3)	Assumes a stock price of $23.02 per share, which was the closing price of a share of common stock on the last trading day of fiscal 2020.

(4)	The PSU awards cliff vest after three years, depending upon the achievement of certain performance goals.

48 2020 Proxy Statement

Option Exercises and Stock Vested
This table provides information on the number and value of options exercised in fiscal 2020 and the vesting of restricted stock (on an aggregate basis).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Andi R. Owen	—	—	—	—
Jeffrey M. Stutz	20,092	261,598	12,866	522,781
Gregory J. Bylsma	63,791	807,533	19,284	809,009
B. Ben Watson	33,133	367,521	15,578	646,948
Megan Lyon	—	—	—	—

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Value based on the closing market price of the Company's common stock on the vesting date.

HMVA PSUs Vesting in fiscal 2020
HMVA PSUs granted in fiscal 2018 were eligible to vest in fiscal 2020. As discussed previously, the extraordinary impact of the COVID-19 pandemic required the Committee to carefully consider the appropriate measurement of performance related to the 2018 HMVA PSUs to determine the payout level. Given the uniqueness of the situation and the impact of the COVID-19 pandemic on our fourth quarter results, the Committee determined it was appropriate to provide a prorated, below target annual incentive payment of 49.50% based on performance for the first 11 of 12 quarters of the 2017-2020 performance period.

Herman Miller, Inc., and Subsidiaries 49

Nonqualified Deferred Compensation
The Nonqualified Deferred Compensation table below provides certain information relating to our two compensation plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Officer Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End ($)
Andi R. Owen	86,497	119,688	(6,030)	—	221,350
Jeffrey M. Stutz	67,176	37,606	24,313	—	464,057
Gregory J. Bylsma	79,784	40,885	26,699	254,709	378,952
B. Ben Watson	70,312	33,856	38,504	—	739,967
Megan Lyon	6,075	—	(242)	—	5,833

(1)
Amounts in this column represent the deferrals of base salary earned in fiscal 2020 which are included in Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2019 and paid in fiscal 2020 under the Annual Incentive Cash Bonus Plan which was included in the fiscal 2019 Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)	Amounts in this column represent the Company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.

(3)	Amounts reflect increases (decreases) in value of the employee's account during the year, based upon deemed investment of deferred amounts.

The Committee approved The Herman Miller, Inc. Executive Equalization Retirement Plan for salary and incentive compensation deferrals that began in January 2008. The Plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. We make contributions to the plan such that the amounts in the plan “mirror” the amounts we would have contributed to the Company’s tax-qualified 401(k) plan had the employee's compensation not been above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant. We do not guarantee a rate of return under the Plan. Instead, participants make investment elections for their deferrals and company contributions. Investment options are the same as those available under our 401(k) plan.

50 2020 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control
The following table quantifies the estimated payments that would be made to each NEO in the event of his or her termination by the Company without cause, in the event of his termination under circumstances that would trigger payments under change in control agreements, and upon a change in control without a termination of employment, in each case assuming that the change in control and/or termination occurred on May 30, 2020.

Name	Benefit	Death ($)	Disability ($)	Retirement ($)	Without Cause ($)	Change in Control ($)
Andi R. Owen	Cash Severance(1)	—	—	—	1,500,000	6,450,000
	Restricted Stock Units(2)	745,181	745,181	—	325,877	745,181
	Performance Stock Units(3) (4)	—	—	—	—	162,409
	Stock Options	—	—	—	—	—
	Health and Welfare(5)(6)	—	—	—	46,619	46,619
	Total	745,181	745,181	—	1,872,496	7,404,209
Jeffrey M. Stutz	Cash Severance(1)	—	—	—	774,000	1,702,800
	Restricted Stock Units(2)	275,985	275,985	—	175,902	275,985
	Performance Stock Units(3) (4)	—	—	—	—	35,342
	Stock Options	—	—	—	—	—
	Health and Welfare(5)(6)	—	—	—	31,647	31,647
	Total	275,985	275,985	—	981,549	2,045,774
Gregory J. Bylsma	Cash Severance(1)	—	—	—	834,000	1,834,800
	Restricted Stock Units(2)	311,647	311,647	296,649	204,308	311,647
	Performance Stock Units(3) (4)	—	—	—	—	36,517
	Stock Options	—	—	—	—	—
	Health and Welfare(5)(6)	—	—	—	47,191	47,191
	Total	311,647	311,647	296,649	1,085,499	2,230,155
B. Ben Watson	Cash Severance(1)	—	—	—	729,000	1,603,800
	Restricted Stock Units(2)	216,156	216,156	203,045	131,707	216,156
	Performance Stock Units(3) (4)	—	—	—	—	24,313
	Stock Options	—	—	—	—	—
	Health and Welfare(5)(6)	—	—	—	37,601	37,601
	Total	216,156	216,156	203,045	898,308	1,881,870
Megan Lyon	Cash Severance(1)	—	—	—	729,000	1,603,800
	Restricted Stock Units(2)	137,349	137,349	—	46,303	137,349
	Performance Stock Units(3) (4)	—	—	—	—	—
	Stock Options					—
	Health and Welfare(5)(6)	—	—	—	27,797	27,797
	Total	137,349	137,349	—	803,100	1,768,946

(1)	"Without Cause" amount equals 18 months of base salary and "CIC" amount equals 3x (CEO) or 2x (Other NEOs) base salary + greater of prior year actual bonus or current year target bonus.

(2)	Awards are not pro-rated for "Death", "Disability" and "CIC." Awards are pro-rated for "Retirement" (if granted within the past 12 months and Retirement definition is met) and "Without Cause".

(3)
For "Death," awards are either pro-rated for the number of months between the grant date or start of performance period and termination date. For "Disability" and "Without Cause," awards are eligible for continued vesting (i.e., no accelerated vesting) after pro-ration. For "CIC," actual shares earned are equal to target shares adjusted for actual performance. The following actual performance estimates were used: Herman Miller Value Added PSUs granted in 2018 = 0% of target, Relative TSR PSUs granted in 2018 = 58% of target, Operating Income PSUs granted in 2019 = 0% of target.

(4)	There is no accelerated vesting of stock options or PSUs under a "Retirement" scenario. Awards, in full or pro-rated, either continue to vest or are forfeited (if Retirement definition is not met).

Herman Miller, Inc., and Subsidiaries 51

(5)	For Health and Welfare benefits, "Without Cause" amount equals 18 months of benefits continuation and "CIC" amount equals 36 months (CEO) or 24 months (other NEOs) benefits continuation.

(6)	Other benefits reflect outplacement ($25,000).

Potential Payments upon Termination without Change in Control

•	18 months’ base salary continuation for NEOs if they are terminated for reasons other than cause

•	Maintain health insurance during salary continuation period

•	Employee provides the Company with a release of all claims and agrees not to work for a competitor during the salary continuation period

Potential Payments upon Termination in Connection with Change in Control
In fiscal 2020, each NEO was party to a Management Continuity Agreement with the Company that contains “double trigger” change in control provisions. These provisions state that there must be both a change in control and the employee must incur an actual or constructive termination of employment by us to be entitled to a payment.

A change in control (as defined) occurs if:

–	A third party becomes the owner of 35% or more of the Company's stock,

–	A majority of the Board of Directors is composed of persons who are not recommended by the existing Board, or

–
Under certain transactions involving a merger or reorganization, a sale of all or substantially all of the Company's assets, or a liquidation in which the Company does not maintain certain control thresholds.

An employee is entitled to a payment under the Management Continuity Agreement if within 2 years after a change in control the Company terminates the employment of the Executive without cause or for good reason, which is defined as the occurrence of any one or more of the following without the Executive's express written consent

–
The Executive is assigned duties which are materially different from or inconsistent with the duties, responsibilities and status of Executive's position at any time during the six (6) month period prior to the Change of Control , or which result in a significant reduction in Executive's authority and responsibility as an executive of the Company or a Subsidiary,

–	A reduction in the Executive's base salary, target value of the annual incentive, or target value of the long-term incentive plan awards,

–	The Company requires the Executive be based at a location in excess of 50 miles from the facility, which is the Executive’s principal business office,

–	A reduction of 5% or more in the aggregate benefits provided to the Executive and their dependents under the Company’s employee benefit plans, or

–	The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

If both triggering events occur, then the NEO is entitled to a change in control payment that consists of:

–	A lump sum cash amount equal to Executive-'s annual base salary, multiplied by two

–
A lump sum cash amount equal to two (or three, in the case of the CEO) times the greater of (1) the Executive's average bonus of the previous three years or (2) the Executive's target bonus for the fiscal year in which the Change of Control occurs, plus a prorated amount of Executive's target bonus for the fiscal year in which the termination date occurs

–	Healthcare coverage, and life and disability insurance for the twenty-four (or thirty-six, in the case of the CEO) consecutive month period beginning immediately after the Termination Date

–	Outplacement services up to a maximum of $25,000

–
All outstanding awards held by Executive under the Company’s Long-Term Incentive Plan shall vest in full as of the Termination Date. Specific treatment of each award type is summarized in the "Vesting of Outstanding Long-Term Incentive Awards" section below.

52 2020 Proxy Statement

The Company has no obligation to make a “gross up” payment to the executive officer if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986.
To receive the payments, the NEO is obligated to comply with the non-competition covenant of the agreement, committing the Executive to refrain from competing with the Company for a period equal to the number of years of compensation received under the agreement.

Accelerated Vesting upon Death, Disability, Retirement, or Change in Control
The Executive Equalization Retirement Plan, as described earlier in the Deferred Compensation Plan section of the proxy, contains provisions that permit accelerated vesting upon death, disability, or change in control. In the event of a change in control, the Executive Equalization Retirement Plan provides for the acceleration of payment even if the NEO has not been terminated. The definition of change in control for this plan is the definition contained in Treasury Regulations for Section 409A of the Internal Revenue Code.

Vesting of Long-Term Incentive Awards
Change in Control (with a qualifying termination), Death, Disability, Retirement, and Termination without Cause unrelated to a change in control

Long-Term Incentive Vehicle	CIC with a Qualifying Termination	Termination Upon Death and Disability	Qualified Retirement	Termination Without Cause Unrelated to CIC
Stock Options	Unvested stock options vest in full.
Unvested stock options are forfeited. Exercise period for vested options will be five years from the date of the event or the remaining life of the option, if less. If Executive dies while on disability, the exercise period is the longer of the five-year exercise period or one year after the date of death, not to exceed the remaining life of the option.
			Unvested stock options continue to vest. If an Executive retires in the first year after the Award Date, unvested stock options will be prorated as defined by the award agreement.	Unvested stock options are forfeited. Vested options must be exercised within three months following termination or they are forfeited.
RSUs	Unvested RSUs vest in full.	Unvested RSUs vest in full.	Unvested RSUs vest in full. If an Executive retires in the first year, unvested RSUs will be prorated as defined by the award agreement.	Unvested RSUs subject to vesting will be prorated as defined by the award agreement.
PSUs	Unvested PSUs earned are based on actual performance through the CIC date.	Vesting is not accelerated. Target PSUs are prorated for time worked during the performance period with continued vesting. PSUs earned are based on actual performance over the performance period.	Vesting is not accelerated. If an Executive retires in the first year, the target PSUs will be prorated as defined by the award agreement.	Vesting is not accelerated. Target PSUs are prorated for time worked during the performance period with continued vesting. PSUs earned are based on actual performance over the performance period.

Herman Miller, Inc., and Subsidiaries 53

Pay Ratio
Pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, we are required to disclose the annual total compensation for both our Chief Executive Officer and median employee and the ratio of those two amounts. For fiscal 2020:

•	The annual total compensation of our Chief Executive Officer was $4,658,464.

•	The annual total compensation of our identified median employee was $52,819.

•	The ratio of the annual total compensation of our Chief Executive Officer to that of our identified median employee was 88 to 1.

During fiscal 2020, we acquired the remaining shares of naughtone and acquired a majority ownership in HAY, bringing the total ownership in HAY to a 67% interest. As allowed under Item 402(u) of Regulation S-K, the employees (approximately 50 and 190 employees, respectively) of these two acquisitions were excluded from the fiscal 2020 pay ratio calculation as we believe these acquisitions resulted in no significant changes to our employee population that would reasonably result in a significant change in the pay ratio.

In addition, the median employee used for fiscal 2018 and fiscal 2019 is no longer employed by the Company. Therefore, for fiscal 2020, we selected another employee whose compensation is substantially similar to the original median employee based on the compensation measures taken to select the original median employee, which is also allowed under Item 402(u) of Regulation S-K.

The methodology we used to identify our median employee for the 2018 pay ratio analysis is summarized in the following table:

Item	Description
Determination Date	March 31, 2018
Employee Population	Total employee population (excluding the CEO) as of the determination date was 7,626.
Consistently Applied Compensation Measure (CACM)
Gross wages, measured over twelve-months ending on the determination date. For new hires, we annualized gross wages for any employees hired during the twelve-month period ending on March 31, 2018. For non-US employees, values were converted into USD using the exchange rates in effect on the determination date.

54 2020 Proxy Statement

Director Compensation
The following Director Compensation table provides information on the compensation of each director for fiscal 2020. The standard annual compensation of each director is $200,000. The Audit Committee Chair receives an additional $20,000, the Executive Compensation Committee Chair receives an additional $15,000, and the Governance and Corporate Responsibility Committee Chair receives an additional $10,000. The Chairman of the Board of Directors receives additional annual compensation of $100,000 and is eligible to participate in the Company's health insurance plan. Ms. Owen, the Company's President and CEO, does not receive any additional compensation for serving on the Board of Directors.

The annual compensation and any chairperson or additional fees (collectively, the "Annual Fee") is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our Company employee scholarship fund. Any director who does not meet the stock ownership guidelines, described below, must take at least 50% of his or her annual fee in one of the permissible forms of equity.

Stock Compensation Plan
Under our Long-Term Incentive Plan, non-employee directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, options are not exercisable prior to the first anniversary of the award date and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.

Deferred Compensation Plan
We also maintain a Non-employee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits a participant to defer receipt of all or a portion of his or her Annual Fee to his or her deferred account. Each account is credited with a number of units equal to a number of shares of the investment selected by the director, including Company stock and other investment alternatives. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment. The Company maintains a "Rabbi-Trust" relating to obligations under this plan.

Stock Ownership Guidelines
Director stock ownership guidelines have been in effect since 1997. These guidelines, like those applicable to the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines each director is encouraged to reach a minimum level of share ownership having a value of at least two times the annual director compensation over a five-year period after first becoming a director.

Other
Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under our business travel insurance policies and under the Director and Officer Liability Insurance Policy.
Perquisites
Some directors' spouses accompany them to Board meetings. The Company pays for their expenses and for some amenities for the directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per director. Directors are approved to purchase Company products under employee discount pricing. The value of this perquisite was less than $10,000 for all but one director as to whom the value has been included in All Other Compensation in the Director Compensation Table.

Herman Miller, Inc., and Subsidiaries 55

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mary Vermeer Andringa	90,000	120,000	—	210,000
David A. Brandon	215,000	—	—	215,000
Douglas D. French	215,000	—	22,280	237,280
John R. Hoke III	200,000	—	—	200,000
Lisa A. Kro	240,000	—	—	240,000
Heidi J. Manheimer	102,500	97,500	—	200,000
Candace S. Matthews(4)	—	—	—	—
Michael C. Smith	100,000	100,000	—	200,000
Michael A. Volkema	300,000	—	—	300,000

(1)
The amounts shown in the “Fees Earned or Paid in Cash” column include amounts that may be deferred under the Non-employee Officer and Director Deferred Compensation Plan. Amounts deferred are retained as units associated with hypothetical investments under the plan. The plan permits non-employee directors to elect to defer amounts that they would otherwise receive as director fees. Directors at the time of deferral elect the deferral period. These amounts may also reflect contributions to the Michael Volkema Scholarship fund which awards college scholarships to children of employees. During fiscal 2020, nine of the directors who received fees contributed a portion to the fund.

(2)
Amounts represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in the Company's consolidated financial statements for the fiscal year ended May 30, 2020, included in our Annual Report on Form 10-K.

(3)	Represents value received on product purchases under employee discount program.

(4)	Ms. Matthews was appointed to the Board on August 21, 2020, and did not receive any compensation in fiscal 2020.
As of May 30, 2020, no member of the Board of Directors had outstanding stock options.

Equity Compensation Plan Information
As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. We maintain our 2011 Long-Term Incentive Plan and Employees' Stock Purchase Plan.

The following table sets forth certain information regarding the above referenced equity compensation plans as of May 30, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)
Equity compensation plans approved by security holders	1,006,860	$33.5147	2,458,201
Equity compensation plans not approved by security holders	—		—
Total	1,006,860	$33.5147	2,458,201

(1)
The number of shares that remain available for future issuance under our plans is 2,458,201 which includes 1,867,287 under the 2011 Long-Term Incentive Plan and 590,914 under the Employees' Stock Purchase Plan.

Delinquent Section 16(a) Reports
Our directors and officers, as well as any person holding more than 10% of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the SEC. Based upon written representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year except for Mary Vermeer Andringa who had one delinquent filing representing shares gifted.

56 2020 Proxy Statement

Certain Relationships and Related Party Transactions
The Board of Directors has adopted a written policy on Related Party Transactions. Under that policy, with certain limited exceptions, all proposed transactions between the Company and any directors or officers or their respective affiliates are required to be reported to the Governance and Corporate Responsibility Committee prior to entering such a transaction. Management is obligated to provide the Governance and Corporate Responsibility Committee with information relating to the terms and conditions of the proposed transaction, how it complies with the policy, and if the proposed transaction is with a director, advise the Governance and Corporate Responsibility Committee if the transaction would impact that director's status as an independent director. The Governance and Corporate Responsibility Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, whether to approve the transaction as compliant with the policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Governance and Corporate Responsibility Committee to the full Board of Directors.

To approve a transaction under the policy, the Governance and Corporate Responsibility Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000 and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee; or (2) if the proposed transaction is for the acquisition of products or services and is less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the Company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the Company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.

Reconciliation of Non-GAAP Financial Measures
This presentation contains certain non-GAAP financial measures such as Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), and Organic Growth (Decline). Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from adjustments related to the adoption of the US Tax Cuts and Jobs Act, purchase accounting adjustments related to the HAY and naughtone investments, impairment charges, restructuring expenses, and other special charges or gains, including related taxes. Adjusted Operating Earnings (Loss) represents reported operating earnings plus impairment charges, restructuring expenses, and other special charges. Impairment charges include non-cash, pre-tax charges for the impairment of goodwill, intangible assets, and right of use assets. Restructuring expenses include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program. Special charges include costs related to CEO transition, third party consulting costs related to the Company's profit enhancement initiatives, acquisition-related costs, and certain costs arising as a direct result of COVID-19. Organic Growth represents the change in sales and orders, excluding currency translation effects and the impact of acquisitions. We believe these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), and Organic Growth (Decline) are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results.

Certain tables below summarize select financial information, for the periods indicated related to each of our reportable segments. The North America Contract segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with our owned contract furniture dealer is also included in the North America Contract segment. North America Contract also includes the operations associated with the design, manufacture, and sale of high-craft furniture products and textiles including Geiger wood products, Maharam textiles, Nemschoff healthcare, and Herman Miller Collection products. The International Contract segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, in the EMEA, Latin America and Asia-Pacific geographic regions. The Retail segment includes

Herman Miller, Inc., and Subsidiaries 57

operations associated with the sale of modern design furnishings and accessories to third party retail distributors, as well as direct to consumer sales through ecommerce and Design Within Reach and HAY retail stores, and studios. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative, and acquisition-related costs.

The following table reconciles EPS to Adjusted EPS for the fiscal years indicated:

	May 30, 2020	June 1, 2019
(Loss) Earnings per Share - Diluted	$(0.15)	$2.70

Less: Adjustments Related to Adoption of US Tax Cuts and Jobs Act	—	(0.02)
Less: Investment fair value adjustments, after tax	—	(0.03)
Add: Inventory step up on HAY equity method investment, after tax	—	0.01
Less: Gain on consolidation of equity method investments	(0.63)	—
Add: Special charges, after tax	0.15	0.18
Add: Impairment charges, after tax	2.90	—
Add: Restructuring expenses, after tax	0.34	0.13
Adjusted Earnings Per Share - Diluted	$—	$—

Weighted Average Shares Outstanding (used for Calculating Adjusted Earnings per Share) – Diluted	58,920,653	59,381,791

The following table reconciles Net Sales to Organic Net Sales by segment for the fiscal years ended:

	May 30, 2020				June 1, 2019
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$1,598.2	$502.8	$385.6	$2,486.6	$1,686.5	$492.2	$388.5	$2,567.2
% change from PY	(5.2)%	2.2%	(0.7)%	(3.1)%

Proforma Adjustments
Acquisitions	(11.8)	(83.8)	—	(95.6)	—	—	—	—
Currency Translation Effects (1)	0.7	7.0	—	7.7	—	—	—	—
Organic net sales	$1,587.1	$426.0	$385.6	$2,398.7	$1,686.5	$492.2	$388.5	$2,567.2
% change from PY	(5.9)%	(13.4)%	(0.7)%	(6.6)%
(1) Currency translation effects represent the estimated net impact of translating current period sales using the average exchange rates applicable to the comparable prior year period.

58 2020 Proxy Statement

The following table reconciles Net Sales to Organic Net Sales by segment for the periods ended as indicated below:

	Nine Months Ended February 29, 2020				Nine Months Ended March 2, 2019
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$1,322.5	$388.1	$300.2	$2,010.8	$1,252.8	$359.9	$283.5	$1,896.2
% change from PY	5.6%	7.8%	5.9%	6.0%

Proforma Adjustments
Acquisitions	(8.9)	(45.0)	—	(53.9)	—	—	—	—
Currency Translation Effects (1)	0.3	4.2	0.1	4.6	—	—	—	—
Organic Net Sales	$1,313.9	$347.3	$300.3	$1,961.5	$1,252.8	$359.9	$283.5	$1,896.2
% change from PY	4.9%	(3.5)%	5.9%	3.4%
(1) Currency translation effects represent the estimated net impact of translating current period sales using the average exchange rates applicable to the comparable prior year period.

The following table reconciles Operating Earnings to Adjusted Operating Earnings by segment for the fiscal years ended:

	May 30, 2020					June 1, 2019
	North America	International	Retail	Corporate	Total	North America	International	Retail	Corporate	Total
Operating Earnings (loss)	$130.9	$18.2	$(148.3)	$(39.2)	$(38.4)	$189.7	$57.8	$5.3	$(49.3)	$203.5
% Net sales	8.2%	3.6%	(38.5)%		(1.5)%	11.2%	11.7%	1.4%		7.9%

Add: Special charges	7.5	2.9	—	1.9	12.3	0.6	0.2	0.8	11.5	13.1
Add: Impairment charges	43.2	23.2	139	—	205.4	—	—	—	—	—
Add: Restructuring expenses	18.7	4.8	2.9	—	26.4	7.7	2.5	—	—	10.2
Adjusted Operating Earnings (loss)	$200.3	$49.1	$(6.4)	$(37.3)	$205.7	$198.0	$60.5	$6.1	$(37.8)	$226.8
% Net Sales					8.3%					8.8%

The following table reconciles Operating Earnings to Adjusted Operating Earnings for the periods ended as indicated below:

	Nine Months Ended February 29, 2020		Nine Months Ended March 2, 2019
Net Sales	$2,010.8	100.0%	$1,896.2	100.0%
Gross Margin	744.9	37.0%	681.7	36.0%
Total Operating Expenses	571.9	28.4%	534.8	28.2%
Operating Earnings	173.0	8.6%	146.9	7.7%

Adjustments
Special Charges	7.6	0.4%	11.3	0.6%
Restructuring	9.6	0.5%	1.7	0.1%
Adjusted Operating Earnings	$190.2	9.5%	$159.9	8.4%
% change from PY	18.9%

Herman Miller, Inc., and Subsidiaries 59

Submission of Shareholder Proposals for the 2021 Annual Meeting
Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2021 Annual Meeting of Shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act, whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day, prior to the first anniversary of the preceding year’s annual meeting.

Our Bylaws, which are available on our website at www.hermanmiller.com/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before the annual meeting. These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2021 annual meeting must be received in writing by our Corporate Secretary at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302 no earlier than June 14, 2021 and no later than July 14, 2021. The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We did not receive any proposals to be presented at the 2020 Annual Meeting.

Miscellaneous
The cost of the solicitation of proxies will be borne by us. In addition to the use of mail, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

Our mailing for the fiscal year ended May 30, 2020, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2020 Annual Meeting of Shareholders and the 2020 Form 10-K (Annual Report) as well as the Proxy Statement, both filed with the SEC, are available, without charge, upon written request from the Secretary of the Company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your registered holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1-866-768-5723 inside the United States Phone: 1-781-575-2723 outside the United States www.computershare.com.

By Order of the Board of Directors
Jacqueline H. Rice, General Counsel and Corporate Secretary
September 1, 2020

60 2020 Proxy Statement

Appendix I - Herman Miller, Inc. 2020 Long-Term Incentive Plan
ARTICLE 1
ESTABLISHMENT AND PURPOSE OF THE PLAN
1.1Establishment of the Plan. Herman Miller, Inc., a Michigan corporation (the “Company”), hereby establishes an incentive compensation plan known as the “2020 Herman Miller, Inc. Long-Term Incentive Plan” (the “Plan”), as set forth in this document. The Plan permits the granting of stock-based awards to Employees as well as Directors. The Plan was approved by the Company’s shareholders on October 12, 2020 (the “Effective Date”).

1.2Purpose of the Plan. The purpose of the Plan is to promote the long-term success of the Company for the benefit of the Company’s shareholders, through stock-based compensation, by aligning the personal interests of the Plan Participants with those of its shareholders. The Plan is also designed to allow Plan Participants to participate in the Company’s future, as well as to enable the Company to attract, retain and award individuals that qualify as Participants in the Plan.

1.3Term of Plan. The Plan shall terminate automatically on the tenth (10th) anniversary of the Effective Date and may be terminated earlier by the Board as provided in Article 11.

ARTICLE 2
DEFINITIONS
For purposes of this Plan, the following terms shall have the meanings set forth below:
2.1“Award” shall mean any award under this Plan of any Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or other Performance-Based Awards or Other Stock-Based Awards.

2.2“Award Agreement” shall mean an agreement evidencing the grant of an Award under this Plan. Awards under the Plan shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, as established by the Committee and shall be subject to the terms and conditions of the Plan.

2.3“Award Date” shall mean the date that an Award is made, as specified in an Award Agreement.

2.4“Board” shall mean the Board of Directors of the Company.

2.5“Cause” shall mean:

a.A material breach by the Participant of those duties and responsibilities of the Participant which (i) do not differ in any material respect from the duties and responsibilities of the Participant during the 90-day period immediately prior to such breach (other than due to Disability), (ii) is demonstrably willful and deliberate on the Participant’s part, (iii) is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (iv) is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

b.The commission by the Participant of a felony involving moral turpitude.

2.6“Change in Control” shall mean:

a.the acquisition by any individual, entity, or group (including any “person” within the meaning of Section 13(d)(3) of the Exchange Act, hereinafter “Person”) of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35 percent or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable

Herman Miller, Inc., and Subsidiaries 61

securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 2.6 shall be satisfied; and provided further that, for purposes of clause (B), (i) a Change in Control shall not occur solely because any Person becomes the beneficial owner of 35 percent or more of the Outstanding Company Common Stock or 35 percent or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company of Outstanding Company Common Stock or Outstanding Company Voting Securities that reduces the number of outstanding shares of Outstanding Company Common Stock or Outstanding Company Voting Securities and (ii) if, after such acquisition by the Company, such Person becomes the beneficial owner of any additional shares of Outstanding Company Common Stock or any additional Outstanding Company Voting Securities, such additional beneficial ownership shall constitute a Change in Control;

b.individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any 24-month period to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

c.consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan [or related trust] sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation [or any corporation controlled by the Company] and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock of such corporation or 35 percent or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

d.consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 60 percent of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) (or, if applicable, the ultimate parent corporation that beneficially owns all or substantially all of the outstanding voting securities entitled to vote generally in the election of directors of the Surviving Corporation) and more than 60 percent of the combined voting power of the then outstanding securities of the Surviving Corporation (or

62 2020 Proxy Statement

such ultimate parent corporation) entitled to vote generally in the election of directors is represented by the shares of Outstanding Company Common Stock and the Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such reorganization, merger or consolidation (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such reorganization, merger or consolidation) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan [or related trust] sponsored or maintained by the Company or such corporation [or any corporation controlled by the Company] and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 35 percent or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of the then outstanding shares of common stock thereof or 35 percent or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale of other disposition.

2.7“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.8“Committee” shall mean the Committee, as specified in Article 3, appointed by the Board to administer the Plan.

2.9“Common Stock” shall mean the Common Stock, $.20 par value per share, of the Company.

2.10“Director” means a member of the Board.

2.11“Disability” shall mean:

a.The inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

b.The receipt of income replacement benefits by a Participant who is an Employee for a period of not less than 3 months under an accident and health plan covering Employees by reason of any medically determinable physical or mental impairment of the Participant which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

2.12“Employee” means any common law employee of the Company or a Subsidiary.

2.13“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.14“Fair Market Value” on a date shall mean the closing sales price per share of the Common Stock for such date on the National Association of Securities Dealers Automated Quotation System or any successor system then in use (“NASDAQ”). If no sale of shares of Common Stock is reflected on the NASDAQ on such date, “Fair Market Value” shall be determined on the next preceding day on which there was a sale of shares of Common Stock reflected on NASDAQ. If shares of Common Stock are not traded on a national securities exchange or through any other nationally recognized quotation service, “Fair Market Values” shall be determined by the Board of Directors for the Committee acting in good faith, in either case pursuant to any method consistent with the Code.

2.15“Full Value Award” shall mean any Award under the Plan other than an Option or Stock Appreciation Right.

Herman Miller, Inc., and Subsidiaries 63

2.16“Good Reason” shall mean without the Participant’s express written consent, the occurrence of any of the following events with respect to a Participant that is an Employee after a Change in Control:

a.any of (i) the assignment to the Participant of any duties inconsistent in any material adverse respect with the Participant’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (ii) a change in any material adverse respect in the Participant’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control or (iii) any removal or involuntary termination of the Participant from any position held by the Participant with the Company immediately prior to such Change in Control or any failure to re-elect the Participant to any position with the Company held by the Participant immediately prior to such Change in Control;

b.a reduction by the Company in the Participant’s rate of annual base salary or annual target bonus as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

c.any requirement of the Company that the Participant be based at a location in excess of 50 miles from the facility which is the Participant’s principal business office at the time of the Change in Control; or

d.a reduction of at least 5% in the aggregate benefits provided to the Participant and the Participant’s dependents under the Company’s employee benefit plans (including, without limitation, retirement, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel, accident insurance plans and programs) in which the Participant is participating immediately prior to such Change in Control.

2.17“Incentive Stock Option” or “ISO” shall mean an option to purchase shares of Common Stock granted under Article 6, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.18“Insider” shall mean an employee who is an officer (as defined in Rule 16a-1(f) of the Exchange Act) or director of the Company, or holder of more than ten percent (10%) of its outstanding shares of Common Stock.

2.19“Nonemployee Director” shall have the meaning set forth in Rule 16b-3(b)(3), as promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act.

2.20“Nonqualified Stock Option” or “NQSO” shall mean an option to purchase shares of Common Stock, granted under Article 6, which is not an Incentive Stock Option.

2.21“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.22“Other Stock-Based Award” shall mean an Award under Article 10 of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock.

2.23“Participant” means a Director or an Employee who holds an outstanding Award under the Plan. The term also includes an individual who is a former Director or Employee to the extent the context would so require.

2.24“Performance-Based Award” shall mean an Award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or Other Stock-Based Awards made subject to the achievement of performance goals specified by the Committee under the terms of Article 9.

2.25“Performance Shares” shall mean an Award granted under Article 9 of this Plan evidencing the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period.

2.26“Permitted Transferee” shall mean (i) the spouse, children or grandchildren of a Participant (each an “Immediate Family Member”), (ii) a trust or trusts for the exclusive benefit of the Participant and/or one or more

64 2020 Proxy Statement

Immediate Family Members, or (iii) a partnership or limited liability company whose only partners or members are the Participant and/or one or more Immediate Family Members.

2.27“Prior Plan” shall mean the Herman Miller, Inc. Long-Term Incentive Plan, as amended.

2.28“Retirement” shall mean the termination of employment with the Company or a Subsidiary of a Participant that is an Employee in the manner set forth in the Participant’s Award Agreement.

2.29“Restricted Stock” shall mean an Award granted to a Participant under Article 8 of this Plan.

2.30“Restricted Stock Unit” shall mean a bookkeeping entry representing the equivalent of one (1) share of Common Stock awarded to a Participant under Article 8 of this Plan.

2.31“Stock Appreciation Right” or “SAR” shall mean a right granted to a Participant under Article 7 of this Plan.

2.32“Subsidiary” shall mean any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

2.33“Termination of Service” shall mean the termination of a Participant’s employment with the Company or a Subsidiary, and with respect to a Participant that is not an Employee, the termination of that person’s service as a Director. A Participant employed by a Subsidiary shall also be deemed to incur a Termination of Service if the Subsidiary ceases to be a Subsidiary and the Participant does not immediately thereafter become an Employee of the Company or another Subsidiary.

ARTICLE 3
ADMINISTRATION
3.1Committee Composition. The Plan shall be administered by a Committee designated by the Board consisting of not less than three (3) directors who shall be appointed from time to time by the Board, each of whom shall qualify as a Nonemployee Director. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.2Committee Authority. Subject to the Company’s Articles of Incorporation, Bylaws, and the provisions of this Plan, the Committee shall have full authority to grant Awards, including the following:

a.To select those Employees to whom Awards may be granted under the Plan and, based upon recommendations of the Board or a committee of the Board, those non-Employee Directors to whom Awards may be granted under the Plan;

b.To determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares or other Performance-Based Awards, and Other Stock-Based Awards, or any combination thereof are to be granted under the Plan;

c.To determine the number of shares of Common Stock to be covered by each Award;

d.To determine the terms and conditions of any Award Agreement, including, but not limited to, the Option Price, SAR Price, any vesting restriction or limitation, any vesting schedule or acceleration thereof, any performance conditions or any forfeiture restrictions or waiver thereof, regarding any Award and the shares Common Stock relating thereto, based on such factors as the Committee shall determine in its sole discretion;

Herman Miller, Inc., and Subsidiaries 65

e.To determine whether, to what extent and under what circumstances grants of Awards are to operate on a tandem basis and/or in conjunction with or apart from other cash compensation arrangement made by Company other than under the terms of this Plan;

f.To determine under what circumstances an Award may be settled in cash, Common Stock, or a combination thereof; and

g.To determine to what extent and under what circumstances shares of Common Stock and other amounts payable with respect to an Award shall be deferred, provided that any such deferrals shall be made in a manner that complies with Section 409A of the Code.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (including any Award Agreement) and to otherwise supervise the administration of the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan or any Award granted under the Plan shall be final and binding upon the Company, the Board and Participants, including their respective heirs, executors and assigns. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or an Award granted hereunder.
3.3Forfeiture. The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant with respect to an Award on an account of actions taken by, or failed to be taken by, that Participant in violation or breach of or in conflict with any (a) agreement between the Company and each Participant, or (b) any Company policy or procedure (including the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers), or (c) any other obligation of such Participant to the Company as and to the extent specified in such Award Agreement. The Committee may terminate an outstanding Award if the Participant is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company and such Participant, as applicable.

3.4Recoupment. Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company “clawback,” recoupment or compensation recovery policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.

3.5No Repricing. Subject to any adjustments that may be made under Article 13 of the Plan, the Company may not, without obtaining shareholder approval; (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

ARTICLE 4
COMMON STOCK SUBJECT TO THE PLAN
4.1General. Subject to adjustment as provided in Section 4.2 and Article 14, the maximum aggregate number of shares of Common Stock which may be issued under this Plan shall not exceed 7,535,670 shares, which may be either unauthorized and unissued Common Stock or issued Common Stock reacquired by the Company (“Plan Shares”). Determinations as to the number of Plan Shares that remain available for issuance under the Plan shall be made in accordance with this Article 4 and Article 14 and with such rules and procedures as the Committee shall determine from time to time.

4.2Share Usage.

66 2020 Proxy Statement

a.General. Shares of Common Stock subject to an Award shall be counted as used as of the Award Date.

b.Counting of Shares Subject to Awards. Any shares of Common Stock that are subject to Awards shall be counted against the share issuance limit set forth in Section 4.1 as (i) two (2) shares of Common Stock for everyone (1) share of Common Stock subject to a Full Value Award, and (ii) one (1) share of Common Stock for everyone (1) share of Common Stock subject to any Award that is not a Full Value Award. If the number of shares of Common Stock subject to an Award is variable as of the Award Date, the number of shares of Common Stock to be counted against the share issuance limit set forth in Section 4.1, prior to the settlement of the Award, shall be the maximum number of shares of Common Stock that can be received under that Award.

c.Conditions Under Which Shares Subject to Awards Become Available for Future Awards. Any shares of Common Stock subject to an Award under the Plan which thereafter terminate by expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, including Awards that are settled in cash in lieu of shares of Common Stock, shall be available again for issuance under the Plan. Each share of Common Stock that again becomes available for issuance under the Plan under the preceding sentence shall increase the total number of shares available for grant by (i) two (2) shares if such share is subject to a Full Value Award and (ii) one (1) share if such share was subject to any Award that is not a Full Value Award.

d.Conditions Under Which Shares Subject to Awards Are Not Available for Future Awards. The number of shares of stock available for issuance under the Plan shall not be increased by the number of shares of Common Stock (i) tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) purchased by the Company with proceeds received from the exercise of an Option, (iv) subject to an SAR that are not issued in connection with the stock settlement of that SAR upon its exercise, (v) subject to the cancellation of an SAR granted in tandem with an Option upon the exercise of the Option and (vi) subject to the cancellation of an Option granted in tandem with an SAR upon the exercise of the SAR.

4.3Award Limits. Notwithstanding any provision in the Plan to the contrary,

i.the maximum number of shares of Common Stock that may be subject to any Full Value Award granted under the Plan to any one Participant during any fiscal year of the Company may not exceed 250,000 shares (as adjusted from time to time in accordance with the provisions of the Plan);

ii.the maximum number of shares of Common Stock that may be subject to any Award granted under the Plan that is not a Full Value Award to any one Participant during any fiscal year of the Company may not exceed 500,000 shares (as adjusted from time to time in accordance with the provisions of the Plan); and

iii.the maximum number of shares of Common Stock that may be subject to any Award granted under the Plan to any individual non-Employee Director during any fiscal year of the Company may not exceed 40,000 shares (as adjusted from time to time in accordance with the provisions of the Plan).

ARTICLE 5
ELIGIBILITY
The persons who shall be eligible to receive Awards under the Plan shall be such Employees and non-Employee Directors as the Committee shall select from time to time. In making such selections as to Employees, the Committee shall consider the nature of the services rendered by such employees, their present and potential contribution to the Company’s success and the success of the particular Subsidiary or division of the Company by which they are employed, and such other factors as the Committee in its discretion shall deem relevant. In making such selections as to non-Employee Directors, the Committee shall consider such factors as the Committee in its discretion shall deem relevant. Participants may hold more than one Award, but only on the terms and subject to the restrictions set forth in the Plan and their respective Award Agreements. The Committee may delegate its power to one or more of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer or General Counsel to determine the participation eligibility of new Participants who are not officers under Section 16 of the

Herman Miller, Inc., and Subsidiaries 67

Securities and Exchange Act of 1934 and whose fiscal year total direct compensation (consisting of base salary, annual incentive and long-term incentive) is less than $500,000 (“Designated Participants”) and the performance criteria for each such Designated Participant, in which case such Company executives shall exercise the delegated power in accordance with this Article 5.
ARTICLE 6
STOCK OPTIONS
6.1Options. Options may be granted alone or in addition to other Awards granted under this Plan. Each Option granted under this Plan shall be either an Incentive Stock Option (ISO) or a Nonqualified Stock Option (NQSO).

6.2Grants. The Committee shall have the authority to grant to any Participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Options, provided that Incentive Stock Options shall not be granted to any non-Employee Director. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not qualify shall constitute a separate Nonqualified Stock Option.

6.3Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422. An Incentive Stock Option shall not be granted to an individual who, on the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. The aggregate Fair Market Value, determined on the Award Date of the shares of Common Stock with respect to which one or more Incentive Stock Options (or other incentive stock options within the meaning of Section 422 of the Code, under all other option plans of the Company) that are exercisable for the first time by a Participant during any calendar year shall not exceed the $100,000 limitation imposed by Section 422(d) of the Code.

6.4Terms of Options. Options granted under the Plan shall be evidenced by Award Agreements in such form as the Committee shall, from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:

a.Participant’s Agreement. Each Participant who is an employee, shall agree to remain in the continuous employ of the Company for a period of at least twelve (12) months from the Award Date or until Retirement, if Retirement occurs prior to twelve (12) months from the date of the Option.

b.Option Price. The Option Price per share of Common Stock purchasable under an Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Award Date.

c.Option Term. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than ten (10) years after the date the Option is granted.

d.Exercisability. Except as provided in Article 11 and Article 14, no Option shall be exercisable either in whole or in part prior to the first anniversary of the Award Date. Thereafter, an Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement.

e.Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (d) above, Options may be exercised in whole or in part at any time during the term of the Option, by giving notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form as the Committee may accept. If and to the extent determined by the Committee in its sole discretion at or after grant, payment in full or in part may also be made in the form of Common Stock owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) or Restricted Stock, or by reduction in the number of shares issuable upon such exercise based, in

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each case, on the Fair Market Value of the Common Stock on the last trading date preceding payment as determined by the Committee (without regard to any forfeiture restrictions applicable to Restricted Stock). No shares of stock shall be issued until payment has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the person exercising such option has given written notice of exercise, has paid for such shares as provided herein, and, if requested, has given the representation described in Section 15.1 of the Plan. No dividends or dividend equivalents shall be accrued on unexercised Options. Notwithstanding anything to the contrary in this Section 6.4(e), but subject to the other terms and conditions of the Plan, the Committee may, but shall not be required to, provide that an Option (other than an Incentive Stock Option) shall be deemed exercised automatically prior to the expiration or termination of the Option without any notice to or from the Participant. Upon any such automatic exercise, the exercise price and applicable withholding taxes shall, unless the Committee provides otherwise, be paid in the form of a reduction in the number of shares issuable upon such exercise.

f.Transferability of Options. No Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, provided, however, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option to be granted to an optionee to be on terms which permit transfer by such optionee to a Permitted Transferee, provided that (i) there may be no consideration for any such transfer (other than the receipt of or interest in a family partnership or limited liability company), (ii) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 6.4(f), and (iii) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 6.4(i). Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of service of Sections 6.4(g), (h) and (i) hereof, and the tax withholding obligations of Section 15.3 shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in Sections 6(g), (h), and (i). The Company shall not be obligated to notify Permitted Transferee(s) of the expiration or termination of any option. Further, all Options shall be exercisable during the Participant’s lifetime only by such Participant and, in the case of a Nonqualified Stock Option, by a Permitted Transferee. The designation of a person entitled to exercise an Option after a person’s death will not be deemed a transfer.

g.Termination of Options. Any Option that is not exercised within whichever of the exercise periods specified in Article 11 is applicable shall terminate upon expiration of such exercise period.

h.Purchase and Settlement Provisions. The Committee may at any time offer to purchase an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made. In addition, if an Award Agreement so provides at the Award Date or is thereafter amended to so provide, the Committee may require that all or part of the shares of Common Stock to be issued with respect to the exercise of an Option, in an amount not greater than the Fair Market Value of the shares that is in excess of the aggregate Option Price, take the form of Performance Shares or Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value of such Performance Shares or Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

ARTICLE 7
STOCK APPRECIATION RIGHTS
7.1Awards of Stock Appreciation Rights or “SARs.” A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one (1) share of Common Stock on the date of exercise over (b) the per-share exercise price of such SAR (the “SAR Price”) as determined by the Committee. No dividends or dividend equivalents shall be paid or credited on SARs. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Award Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Common Stock on the Award Date of such SAR.

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7.2Terms of SARs. Stock Appreciation Rights granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee shall, from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions:

a.Participant’s Agreement. Each Participant who is an employee, shall agree to remain in the continuous employ of the Company for a period of at least twelve (12) months from the Award Date or until Retirement, if Retirement occurs prior to twelve (12) months from the date of the Award.

b.SAR Price. The SAR Price per share of Common Stock shall be determined by the Committee at the time of grant but shall not be less than one hundred percent (100%) of the Fair Market Value of one (1) share of Common Stock on the Award Date.

c.Term. The term of each SAR shall be fixed by the Committee, but no SAR shall be exercisable more than ten (10) years after the date the SAR is granted.

d.Exercisability and Settlement. The Committee shall determine, on the Award Date, the time or times at which and the circumstances under which a SAR may be exercised, in whole or in part (including based on the achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Termination of Employment or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Common Stock shall be delivered or deemed to be delivered to a Participant, regardless of whether a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR. Notwithstanding the foregoing, except as provided in Article 11 and Article 14, no SAR shall be exercisable either in whole or in part prior to the first anniversary of the Award Date.

7.3Transferability. SARs shall be subject to the transfer conditions of Options set forth in Section 6.4(f) above.

ARTICLE 8
RESTRICTED STOCK AND RESTRICTED STOCK UNITS
8.1Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares to be awarded, the price (if any) to be paid by the Participant, the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof (a “Restriction Period”), and all other terms and conditions of the Awards. The Committee may condition the grant of Restricted Stock or Restricted Stock Units upon the achievement of specific business objectives, measurements of individual or business unit or Company performances, or such other factors as the Committee may determine. The provisions of Restricted Stock or Restricted Stock Unit Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years. Notwithstanding the foregoing, and except for Awards of Restricted Stock or Restricted Stock Units granted to non-Employee Directors or as provided in Article 11 and Article 14, Restricted Stock and Restricted Stock Units that vest upon the achievement of performance goals shall not vest, in full, in less than one (1) year from the Award Date.

8.2Awards and Certificates. A prospective Participant selected to receive a Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has executed an Award Agreement evidencing the Award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

a.Acceptance. Awards under this Article 8 must be accepted within a period of thirty (30) days (or such shorter period as the Committee may specify at grant) after the Award Date, by executing an Award Agreement and by paying whatever price (if any) the Committee has designated for such shares of Restricted Stock or Restricted Stock Units.

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b.Legend for Restricted Stock Awards. To the extent that ownership of Restricted Stock is evidenced by a book-entry registration or a similar registration, such registration shall be notated to evidence that restrictions imposed on such Award of Restricted Stock under this Plan and the applicable Award Agreement. If the Company issues, in the name of the Participant to whom the Restricted Stock has been granted, a stock certificate in respect of such shares of Restricted Stock such certificate shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 2020 Herman Miller, Inc. Long-Term Incentive Plan and related Award Agreement entered into between the registered owner and the Company, dated _______. Copies of such Plan and Agreement are on file in the offices of the Company, 855 East Main Avenue, Zeeland, Michigan 49464.”
c.Custody. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3Rights of Holders of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. Unless the Committee otherwise provides in an Award Agreement, dividends paid on Restricted Stock which vest or are earned based upon the passage of time or the achievement of performance goals shall not vest unless such Restricted Stock becomes vested. All stock distributions, if any, received by a Participant with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

8.4Rights of Holders of Restricted Stock Units. Holders of Restricted Stock Units shall have no rights as shareholders of the Company, including the right to receive cash or dividend payments or distributions attributable to the shares of Common Stock subject to such Restricted Stock Units, or to direct the voting of the shares of Common Stock subject to such Restricted Stock Units. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock Units that the holder of such Restricted Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Common Stock, credit for the dividend for each such Restricted Stock Unit which is equal to the per-share dividend paid on such shares of Common Stock, in the form of additional Restricted Stock Units at a price per unit equal to the Fair Market Value of a share of Common Stock on the date that such cash dividend is paid. Such dividend accruals credited in connection with Restricted Stock Units which vest or are earned based upon the passage of time or the achievement of performance goals shall not vest unless such Restricted Stock Units become vested. A holder of Restricted Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Stock Units shall represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

8.5Delivery of Shares. Upon the expiration or termination of the Restriction Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to Restricted Stock or Restricted Stock Units settled in shares of Common Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book entry or direct registration or a share certificate evidencing ownership of such shares of Common Stock shall be issued, free of all such restrictions, to the Participant or such Participant’s beneficiary or estate, as the case may be.

ARTICLE 9
PERFORMANCE-BASED AWARDS
9.1Performance-Based Awards. The Committee, at any time, and from time to time, may grant Performance-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine.

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Each grant of a Performance-Based Award shall have an initial value or target number of shares of Common Stock that is established by the Committee. The Committee shall establish (a) performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares subject to a Performance-Based Award that will be paid out to the Participant, and (b) the Performance Period, which shall mean the period of time during which the performance goals must be achieved in order to determine the degree of payout after vesting with respect to any such Performance-Based Award.

9.2Form of Payment and Timing of Performance-Based Awards. Payment of earned Performance-Based Awards shall be as determined by the Committee and as evidenced in the applicable Award Agreement. Earned Performance-Based Awards may be paid in shares of Common Stock and shall be payable, to the extent earned, at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals have been achieved. Any shares of Common Stock paid out under such Awards may be granted subject to any restrictions deemed appropriate by the Committee. No dividend payments or distributions shall be paid or accrued on Performance-Based Awards that are not yet earned or vested. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement.

9.3Performance-Based Awards. The grant, exercise and/or settlement of Performance-Based Awards shall be contingent upon the achievement of pre-established performance goals and other terms set forth in this Section 9.3.

a.Performance Goals Generally. The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee, consistent with this Section 9.3. The Committee may determine that such Awards shall be granted, exercised and/or settled upon the achievement of any single performance goal or that two (2) or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Awards. Performance goals may differ for Awards granted among Participants. The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of the Performance Measures specified in this Article 9.

b.Evaluation of Performance. The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) a Change in Control; (b) a declaration and distribution of stock dividends or stock splits; (c) mergers, consolidations or reorganizations; (d) acquisitions or dispositions of material business units; (e) extraordinary, non-core, non-operating or non-recurring items; (f) infrequently occurring or extraordinary gains or losses; and (g) any restructuring.

c.Adjustment of Awards. The Committee shall have the sole discretion to adjust Awards, either on a formula or discretionary basis, or on any combination thereof. In the event that applicable laws or regulations change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

ARTICLE 10
OTHER STOCK-BASED AWARDS
10.1Other Awards. Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock (“Other Stock-Based Awards”), may be granted either alone or in addition to other Awards under this Plan. Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified performance period. The provisions of Other Stock-Based Awards need not be the same with respect to each Participant and such Awards to individual Participants need not be the same in subsequent years.

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10.2Terms and Conditions. Other Stock-Based Awards made pursuant to this Article shall be set forth in an Award Agreement and shall be subject to the following terms and conditions:

a.Nontransferability. Subject to the provisions of this Plan and the Award Agreement, shares of Common Stock subject to Awards made under this Article 10 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

b.Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of this Plan and the Award Agreement, the recipient of an Award under this Article 10 shall be entitled to receive on a deferred stock basis, dividends or other distributions with respect to the number of shares of Common Stock covered by the Award, subject to the vesting conditions of the Award.

c.Vesting. Any Award under this Article 10 and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

d.Waiver of Limitation. In the event of the Participant’s Disability or death, the Committee may, in its sole discretion, waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Award under this Article 10.

e.Price. Common Stock issued or sold under this Article 10 may be issued or sold for no cash consideration or such consideration as the Committee shall determine and specify in the Award Agreement.

ARTICLE 11
TREATMENT OF AWARDS UPON AND SUBSEQUENT TO TERMINATION OF SERVICE
11.1Termination of Service for Reasons other than Retirement, Disability or Death. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service for any reason other than Retirement or on account of Disability or death, Awards under this Plan shall be treated as follows:

a.Options and SAR’s. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have vested at the date of such Termination of Service shall not have been fully exercised, be exercisable, in whole or in part, at any time and within a period of three (3) months following Termination of Service, subject to prior expiration of the term of such Option and/or SAR.

b.Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.

c.Performance-Based Awards. Any Performance-Based Awards held by the Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited.

11.2Termination of Service for Disability. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service by reason of Disability, Awards under this Plan shall be treated as follows:

a.Options and SAR’s. Any Options or SARs held by a Participant as of the date of his or her Disability shall become immediately vested as of such date. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have not been fully exercised, be exercisable in whole or in part, for a period of five (5) years following such Termination of Service, subject, however, to prior expiration according to its terms and other limitations imposed by the Plan. If the Participant dies after Disability, the Participant’s Options and/or SAR’s shall be exercisable in accordance with Section 11.4 below.

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b.Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by a Participant as of the date of his or her Disability shall become immediately vested as of such date.

c.Performance Shares. The number of shares subject to a Participant’s Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months that the Participant was employed by the Company or a Subsidiary, beginning on the Award Date and ending on the date of the Participant’s Termination of Service, and the denominator of which shall be the number of full calendar months during the Performance Period. The Participant’s actual number of shares subject to the Award shall vest, in full, at the end of the Performance Period.

11.3Termination of Service for Retirement. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service by reason of Retirement, Awards under this Plan shall be treated as follows:

a.Options and SAR’s. Each Option and SAR held by the Participant for a period of less than twelve (12) consecutive months after the Award Date shall be deemed vested by multiplying the number of shares subject to the Award by a fraction, the numerator of which is the number of full calendar months of employment or service subsequent to the date of the Award, and the denominator of which is twelve (12). Conditioned upon Participant’s compliance with the noncompete covenant set forth in the Award Agreement, each Option and SAR held by the Participant for a period of twelve (12) consecutive months or greater after the Award Date shall continue to vest in accordance with the stated vesting period, provided that such period not exceed five (5) years from the Participant’s Termination of Service. Conditioned upon Participant’s compliance with the noncompete covenant set forth in the Award Agreement, the Participant shall have the right to exercise such Option and/or SAR, to the extent vested, following the expiration of the noncompete covenant and prior to the fifth (5th) anniversary of the Participant’s Termination of Service, subject, however, to prior expiration according to its terms and other limitations imposed by the Plan. If the Participant dies after such Retirement, the Participant’s Options and/or SAR’s shall be exercisable in accordance with Section 11.4 below.

b.Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant for a period of less than twelve (12) consecutive months after the Award Date shall be deemed vested by multiplying the number of shares subject to the Award by a fraction, the numerator of which is the number of full calendar months of employment or service subsequent to the date of the Award, and the denominator of which is twelve (12). Any shares of Restricted Stock or Restricted Stock Units held by the Participant for a period of twelve (12) consecutive months or greater after the Award Date shall be deemed vested in full. Conditioned upon Participant’s compliance with the noncompete covenant set forth in the Award Agreement, the shares subject to the Restricted Stock or Restricted Stock Units shall be distributable to the Participant following the expiration of the noncompete covenant.

c.Performance-Based Awards. The number of shares subject to a Participant’s Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months of employment or service that the Participant was employed by the Company or a Subsidiary, beginning on the Award Date and ending on the date of the Participant’s Termination of Service, and the denominator of which is twelve (12). Any Performance-Based Awards held by the Participant for a period of twelve (12) consecutive months or greater after the Award Date shall be deemed vested in full. If the Award is conditioned upon Participant’s compliance with a noncompete covenant set forth in the Award Agreement, the Participant’s actual number of shares subject to the Award shall vest, in full, at the end of the later of the Performance Period or the expiration of the noncompete covenant.

11.4Termination of Service for Death. Except as otherwise provided by the Committee and as set forth in the Award Agreement, upon Termination of Service due to death, Awards under this Plan, shall be treated as follows:

a.Options and SAR’s. Any Options or SARs held by a Participant at the date of death while employed by or in the service of the Company shall become immediately vested as of such date. Each Option and SAR held by the Participant shall, to the extent rights to purchase shares under such Option and/or SAR have not been fully

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exercised, be exercisable, in whole or in part, by the personal representative or the estate of the Participant, or Permitted Transferee or by any person or persons who shall have acquired the Option directly from the Participant or Permitted Transferee by bequest or inheritance, only under the following circumstances and during the following periods: (i) if the Participant dies while employed by or in the service of the Company, at any time within five (5) years after the date of death, or (ii) if the Participant dies during the extended exercise period following Termination of Service specified in Sections 11.2 and 11.3, at any time within the longer of such extended period or one (1) year after death, subject, however, in any case, to the prior expiration of the term of the Option and/or SAR and any other limitation on the exercise of such Option and/or SAR in effect at the date of exercise.

b.Restricted Stock and Restricted Stock Units. Any shares of Restricted Stock or Restricted Stock Units held by the Participant at the date of death while employed by or in the service of the Company shall become immediately vested as of the date of death.

c.Performance-Based Awards. The number of shares subject to a Participant’s Performance-Based Award shall be determined by multiplying the number of shares subject to that Award by a fraction, the numerator of which shall be the number of full calendar months of employment or service subsequent to the Award Date, and the denominator of which shall be the number of full calendar months during the Performance Period. The Participant’s actual number of shares subject to the Award shall vest, in full, at the end of the Performance Period.

ARTICLE 12
TERMINATION OR AMENDMENT OF THE PLAN
The Board may at any time amend, discontinue or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any applicable regulatory requirement); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Awards granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the Company’s shareholders, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock that may be issued under this Plan (except by operation of Article 14); (ii) change the definition of employees eligible to receive Awards under this Plan; or (iii) otherwise materially increase the benefits to Participants under the Plan. The Committee may amend the terms of any Award previously granted, prospectively or retroactively, but, subject to Article 14, no such amendment or other action by the Committee shall impair the rights of any Participant without the Participant’s consent. Awards may not be granted under the Plan after the Termination Date, but Awards granted prior to such date shall remain in effect or become exercisable pursuant to their respective terms and the terms of this Plan.
ARTICLE 13
UNFUNDED PLAN
This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
ARTICLE 14
ADJUSTMENT PROVISIONS
14.1Antidilution. If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Common Stock effected without receipt of consideration by the Company, the number and kinds of shares of stock for which grants of Awards may be made under the Plan, including the share limits set forth in Article 4, shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Participant in such Award immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per

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share Option Price or SAR Price, as the case may be. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other asset (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding Stock Appreciation Rights as required to reflect such distribution.

14.2Reorganization in Which the Company is the Surviving Entity Which Does Not Constitute a Change in Control. If the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more entities which does not constitute a Change in Control, any Option, SAR, Restricted Stock or Restricted Stock Unit granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such Option, SAR, Restricted Stock or Restricted Stock Unit would have been entitled immediately following such transaction, with a corresponding, proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Common Stock remaining subject to the Option or SAR as in effect immediately prior to such transaction. Subject to the contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Participant as a result of such transaction. In the event of any transaction referred to in this Section 14.2, Performance-Based Awards shall be adjusted (including any adjustment to the performance goals or Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Common Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such transaction.

In connection with a transaction under this Section 14.2 or transaction involving the acquisition by the Company of the equity interests of another enterprise, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Common Stock available for issuance under the Plan pursuant to Section 4.1 shall be increased by the number of shares of Common Stock subject to any such assumed awards and substitute awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of Plan Shares otherwise available for issuance under the Plan, subject to applicable rules of NASDAQ or of any stock exchange on which the Common Stock is listed.
14.3Change in Control in Which Awards Are Not Assumed. Except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Awards:

a.for Awards other than Performance-Based Awards,

i.all outstanding Restricted Stock and Restricted Stock Units shall be deemed to have vested and the shares of Common Stock subject thereto shall be delivered immediately prior to the occurrence of such Change in Control, and fifteen (15) days prior to the scheduled consummation of such Change in Control, all outstanding Options and SARs shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days; or

ii.the Committee may cancel any outstanding awards of Options, SARs, Restricted Stock and Restricted Stock Units and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock and Restricted Stock Units (for shares of Common Stock subject thereto) equal to the formula or fixed price per share paid or payable to holders of shares of Common Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Common Stock subject to such Options or SARs (the “Award Stock”) multiplied by the amount, if any, by which (x) the formula or fixed price per share paid or payable to holders of

76 2020 Proxy Statement

shares of Common Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award Stock.

b.For Performance-Based Awards, if less than half of the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved (or into Unrestricted Stock if no further restrictions apply). If at least half the Performance Period has lapsed, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares based on actual performance to date (or into Unrestricted Stock if no further restrictions apply). If actual performance is not determinable, such Performance-Based Awards shall be converted into Restricted Stock or Performance Shares assuming target performance has been achieved, based on the discretion of the Committee (or into Unrestricted Stock if no further restrictions apply).

c.Other Stock-Based Awards shall be deemed to have vested in full and pay according to the terms of the applicable Award Agreement.

With respect to the Company’s establishment of an exercise window, (a) any exercise of an Option or SAR during the fifteen (15)-day period referred above shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send notice of an event that shall result in such termination to all Participants or Permitted Transferees who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.
14.4Change in Control in which Awards are Assumed or the Company is the Surviving Entity. If a Change in Control occurs and the Company is the surviving entity and any adjustments necessary to preserve the intrinsic value of the Participant’s outstanding Awards have been made, or the Company’s successor at the time of the Change in Control irrevocably assumes the Company’s obligations under this Plan or replaces the Participants’ outstanding Awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Participants’ Awards immediately prior to the Change in Control, then such Awards or their replacement awards shall become immediately exercisable, in full, only if within two years after the Change in Control the Participant’s employment:

a.is terminated without Cause;

b.terminates with “Good Reason”; or

c.terminates under circumstances that entitle the Participant to accelerated exercisability under any individual employment agreement between the Participant and the Company, a Subsidiary, or any successor thereof.

14.5Adjustments by Committee. Any adjustments pursuant to this Article 14 will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments. Only cash payments will be made in lieu of fractional shares.

ARTICLE 15
GENERAL PROVISIONS
15.1Legend. The Committee may require each person purchasing shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other

Herman Miller, Inc., and Subsidiaries 77

requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
15.2No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant that is an Employee or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall there be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

15.3Withholding of Taxes. The Company shall have the right to take such action as it deems appropriate to ensure taxes are withheld and collected, including but not limited to, deducting from any payment to be made pursuant to this Plan, or otherwise requiring, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Unless otherwise prohibited by the Committee, each Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold from the shares otherwise issuable to the Participant a number of shares having a Fair Market Value as of the “Tax Date” up to the amount of the withholding tax obligation; or (c) delivering to the Company unencumbered shares owned by the Participant having a Fair Market Value, as of the Tax Date, up to the amount of the withholding tax obligation. The “Tax Date” shall be the date that the amount of tax to be withheld is determined.

15.4No Assignment of Benefits. No Option, Award or other benefit payable under this Plan shall, except as otherwise specifically transfer, provided by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge, any such benefits shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

15.5Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws and in the courts of the state of Michigan.

15.6Application of Funds. The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards granted under this Plan will be used for general corporate purposes.

15.7Rights as a Shareholder. Except as otherwise provided in an Award Agreement, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of Common Stock.

15.8Section 409A of the Code. The Company intends to administer this Plan in order to comply with Section 409A of the Code, or an exemption to Section 409A of the Code, with regard to Awards that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code. To the extent that the Company determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A of the Code as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

78 2020 Proxy Statement

HERMAN MILLER, INC.
ATTN: SHAREHOLDER SERVICES
855 EAST MAIN AVENUE
ZEELAND, MI 49464-0302

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to submit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Herman Miller, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D21512-P42972 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HERMAN MILLER, INC.

Vote on Directors

The Board of Directors recommends a vote FOR the listed nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Director Vote

TO ELECT THREE DIRECTORS TO SERVE UNTIL 2023

01) Mary Vermeer Andringa
02) Andrea (Andi) R. Owen
03) Candace S. Matthews

Vote on Proposals

The Proxies will vote the shares in accordance with the directions on this card. If a choice is not indicated, the Proxies will vote the shares "FOR" the nominees and "FOR" proposals 2, 3, and 4.

At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D21513-P42972

HERMAN MILLER, INC.

By signing this card, voting by telephone or voting by Internet, the shareholder appoints Michael A. Volkema and Jacqueline H. Rice, and each of them, Proxies, with full power of substitution, to vote all of the undersigned's shares of Herman Miller, Inc. Common Stock (Common Stock) at the Annual Meeting of Shareholders to be held on Monday, October 12, 2020 at 10:30 a.m. ET at www.virtualshareholdermeeting.com/MLHR2020, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card.

Continued and to be signed on reverse side